UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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ZIONS BANCORPORATION

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April 11, 2013

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 24, 2013, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.

We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 12, 2013, you will receive a Notice of Internet Availability of Proxy Materials which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.

It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice of Internet Availability of Proxy Materials. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.

Shareholders, media representatives, analysts and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons

Chairman, President & Chief Executive Officer

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

NOTICE OF THE 2013 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to be held on May 24, 2013

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:	May 24, 2013
Time:	1:00 p.m., local time
Place:	Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our Web site at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect ten (10) directors for a one-year term (Proposal 1).

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2013 (Proposal 2).

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2012 (Proposal 3).

4.	To establish through a nonbinding advisory vote the preference of our shareholders regarding whether the nonbinding advisory vote on executive compensation should occur every one, two or three years (Proposal 4).

5.	To vote on a shareholder proposal requesting our Board of Directors to establish a policy requiring that its chairman be an individual who (i) qualifies as an “independent director” as defined by the rules of the New York Stock Exchange and National Association of Securities Dealers, and (ii) has not previously served as one of our executive officers (Proposal 5).

Record Date: Only shareholders of record on March 20, 2013, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors

Thomas E. Laursen

Corporate Secretary

Salt Lake City, Utah

April 11, 2013

ZIONS BANCORPORATION

One South Main Street, 15th Floor

Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION

Your proxy is solicited by the Board of Directors of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 24, 2013, at 1:00 p.m. local time.

Pursuant to the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 12, 2013, we will send a Notice of Internet Availability of Proxy Materials, rather than a printed copy of the proxy materials, to our shareholders of record as of March 20, 2013, the record date for the Annual Meeting.

Your proxy will be voted as you direct. If no contrary direction is given, your proxy will be voted:

➢	FOR the election of the ten directors listed on pages three through five to a one-year term of office (Proposal 1);

➢	FOR ratification of our independent registered public accounting firm for 2013 (Proposal 2);

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2012 (Proposal 3);

➢

ONE YEAR in response to a proposal establishing the preference of our shareholders regarding whether the nonbinding advisory vote to approve compensation paid to our named executive officers should occur every one, two or three years (Proposal 4); and

➢

AGAINST a shareholder proposal that the shareholders request our Board of Directors to establish a policy requiring that its chairman be an individual who (i) qualifies as an “independent director” as defined by the rules of the New York Stock Exchange and National Association of Securities Dealers, and (ii) has not previously served as one of our executive officers (Proposal 5).

You may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.

The only shares that may be voted at the Annual Meeting are the 184,245,410 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.

On all matters other than the election of directors, the action will be approved if the number of shares validly voted in favor of the action exceeds the number of shares validly voted against the action. In the election of directors, if the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which we certify election results and the day on which a person is selected by the Board of Directors, or the Board, to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected for a full one-year term. In order for any of the matters to be acted on at the meeting, a quorum of our shares must be present or represented by proxy at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date, or 92,122,706 shares. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.

If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If you submit a proxy solicited by the Board but do not specify the manner in which the shares are to be voted on a proposal, the shares will be counted “FOR” Proposals 1 through 3, “ONE YEAR” as the preferred frequency for the nonbinding shareholder vote on executive compensation, and “AGAINST” Proposal 5.

If you submit your proxy but indicate that you want to “ABSTAIN” with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal.

Please note that under the New York Stock Exchange, or NYSE, rules affecting broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may only be voted in the same proportion as all other shares are voted with respect to each proposal.

Under NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve 2012 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), on the proposal establishing the frequency preferred by shareholders for the nonbinding advisory vote to approve executive compensation (Proposal 4), or on the shareholder proposal regarding independence of the Board’s chairman (Proposal 5), unless you provide specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers and employees may solicit proxies in person, by mail or telephone, but they will receive no extra compensation for doing so.

OUR BOARD OF DIRECTORS

Our Board consists of 10 members. The term of office for each of these directors expires this year. The proposal for the election of those directors (Proposal 1) begins on page 50 of this Proxy Statement.

The names, ages and biographical information for each nominee to our Board are set forth below.

Director Nominees

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills
Jerry C. Atkin Age 64 Director since 1993

Mr. Atkin is chairman and chief executive officer of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills as the head of a publicly traded company and accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

R. D. Cash Age 70 Director since 1989

Mr. Cash is a former chairman, president and chief executive officer of Questar Corporation, headquartered in Salt Lake City, Utah. He is a director of Questar Corporation, the National Fuel Gas Company, and privately held Associated Electric and Gas Insurance Services Limited.

Mr. Cash’s experience in running a large, publicly traded company and energy expertise is a great asset to the Board. He has served as a director of our subsidiary, Zions First National Bank, and the Federal Reserve Bank of San Francisco (Salt Lake City Branch). Mr. Cash benefits the Board through his broad knowledge of the Utah and Texas markets.

Patricia Frobes Age 66 Director since 2003

Ms. Frobes formerly served as group senior vice president for legal affairs and risk management and general counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings an in-depth real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLC, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on reform of anti-deficiency laws.

J. David Heaney Age 64 Director since 2005

Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors, and a director of our Texas subsidiary, Amegy Bank N.A.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005, and also benefits our Board through his knowledge of this important subsidiary. While on Amegy’s board, he was a member of Amegy’s executive, risk and compensation committees, and chairman of

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills

its audit committee. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner in the law firm of Bracewell & Patterson (now Bracewell & Giuliani).

Roger B. Porter Age 66 Director since 1993

Dr. Porter serves as the IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc. He was a director of Pactiv Corporation prior to its sale in 2010.

Dr. Porter benefits the Board with his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, most recently as assistant to the President for economic and domestic policy from 1989 to 1993. He was also director of the White House office of policy development in the Reagan Administration and executive secretary of the President’s economic policy board during the Ford Administration. He is the author of several books on economic policy. Dr. Porter has also gained extensive financial and risk management expertise through his service on the audit committees of Zions and several other companies.

Stephen D. Quinn Age 57 Director since 2002

Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings and other transactions for some of America’s best-known corporations. Mr. Quinn chairs our Audit Committee. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and nominating and governance committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Harris H. Simmons Age 58 Director since 1989

Mr. Simmons is Chairman, President and Chief Executive Officer, or CEO, of Zions Bancorporation, and chairman of Zions First National Bank. He is a director of Questar Corporation where he serves on the audit, and governance and nominating committees. Mr. Simmons also serves on the boards and various committees at O.C. Tanner Company and National Life Holding Company, both of which are privately held.

Mr. Simmons’ nearly 40 years of experience in banking and leadership of the Company is invaluable to the Board. During his tenure as our President and then Chairman and CEO, we have grown from $3 billion in assets to our present $55 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

L. E. Simmons Age 66 Director since 1978	Mr. Simmons is the founder and president of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Continental Holdings, Inc.

Nominees	Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes and Skills

Mr. Simmons brings extensive finance, investment, and mergers and acquisition experience to the Board. Over the past 19 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, the world’s leading investment banking firm to oilfield service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the energy industry and of the Texas market. Mr. Simmons is the brother of Harris Simmons, our Chairman and CEO.

Shelley Thomas Williams Age 61 Director since 1998

Ms. Williams is a public affairs/communications consultant based in Sun Valley, Idaho.

Ms. Williams’ wide-ranging experience in media and public relations is a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group, which is privately held. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting. She was a trustee of the University of Utah from 1991–2001 and a member of the International Women’s Forum.

Steven C. Wheelwright Age 69 Director since 2004

Dr. Wheelwright is president of Brigham Young University-Hawaii in Laie, Hawaii and the Edsel Bryant Ford Professor of Management Emeritus at Harvard Business School (HBS). He served as assistant to the president of Brigham Young University-Idaho from 2006–2007, and as the Baker Foundation Professor and senior associate dean, director of publication activities at HBS from 2003–2006.

Dr. Wheelwright’s breadth of knowledge of business strategy, particularly in the areas of technology and operations, is a great asset to the Board. From 1995–1999, he served as senior associate dean, where he was responsible for the M.B.A. program at HBS. He has taught in a number of HBS executive education programs. Prior to his service at HBS, he served at Stanford University’s Graduate School of Business, where he directed the strategic management program and was instrumental in initiating the manufacturing strategy program. In addition to his Harvard and Stanford positions, Professor Wheelwright served on the faculty of INSEAD (European Institute of Management) in Fontainebleau, France. He has consulted in the areas of business/operations strategy and improving product development capabilities, and is the author or co-author of more than a dozen books.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our full Board held 11 meetings during 2012. In addition, the non-management directors met regularly in confidential sessions. We refer to such meetings of the non-management directors as “executive sessions.” The chair of the Executive Committee, Roger B. Porter, who is an independent director, served as the Presiding Director at each such executive session. All directors attended at least 75 percent of the total number of all Board and applicable committee meetings. All Board members also attended last year’s annual shareholders’ meeting. The Board conducts a periodic self-assessment. All of our directors are expected to attend the six regularly scheduled meetings of the Board, meetings of committees of which they serve as members, the organizational meeting held in conjunction with our annual shareholders’ meeting and our annual shareholders’ meeting.

Our Board has determined that eight of our 10 Board members are “independent” directors, as defined by the rules of the Securities and Exchange Commission, or the SEC, the listing standards of The Nasdaq Stock Market, or Nasdaq, and our Corporate Governance Guidelines. Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (1) is not, and has not been within the previous three years, an officer or employee of the Company or its subsidiaries; (2) is “independent” under Nasdaq standards; and (3) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Applying these guidelines, the Board has determined all of our directors to be independent except for Harris H. Simmons, who is the CEO of the Company, and L. E. Simmons, who is Harris Simmons’ brother.

The Board typically invites members of management, including our vice chairman and chief financial officer, or CFO, our general counsel, and our managers over Investments, Human Resources, Internal Audit, Credit Administration, Risk Management, Compliance and Credit Examination, to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

Board Leadership Structure

Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris Simmons, has nearly 40 years of experience with the Company, including more than two decades of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.

At the same time, the Board feels that the current governance structure, which includes regular executive sessions chaired by an independent director, and meetings with the Company’s external auditors, internal auditors, and other consultants, an active and robust compliance program, and active Board and committee members, provides appropriate oversight of the Company’s policies and business, and that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.

At our annual meeting of shareholders in 2010, shareholders voted on a shareholder proposal to separate the roles of chairman and CEO. Fifty-nine percent of the votes cast voted against such a change, evidencing shareholder support for our current leadership structure that combines the roles.

In keeping with the strong independence of our Board’s membership, our Board’s Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors, four of the five members of our Risk Oversight Committee, and five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.

Under the Company’s Corporate Governance Guidelines, the Chairman of the Executive Committee, an independent director, serves as the “Presiding Director.” The role of the Presiding Director is to:

•	discuss with other directors any concerns they may have about the Company and its performance and relay those concerns, where appropriate, to the full Board;

•	be available to be consulted by any of the senior executives of the Company as to any concerns the executive might have;

•	consult with our CEO regarding the concerns of directors or senior executives;

•	be available to communicate with shareholders;

•	preside at executive sessions of the Board;

•	help develop and approve Board meeting schedules, agendas and information; and

•	if desired, call meetings of our independent directors.

Our Board of Directors has five standing committees, namely:

•	the Executive Committee,

•	the Audit Committee,

•	the Risk Oversight Committee,

•	the Executive Compensation Committee, and

•	the Nominating and Corporate Governance Committee.

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The written charters are posted on our Web site at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters on an annual basis. The full Board then approves the charters, with any revisions it deems appropriate based on the committees’ recommendations.

The Board appoints one member of each of the committees as the chairperson, with the chair to be rotated periodically. The committee calendars, meetings and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.

The following table provides membership information for each of the Board’s standing committees as of the date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓	✓			✓*
R. Don Cash			✓	✓	✓
Patricia Frobes	✓		✓*	✓
J. David Heaney		✓	✓
Roger B. Porter	✓*			✓	✓
Stephen D. Quinn	✓	✓*	✓
Harris H. Simmons	✓
L. E. Simmons			✓
Shelley Thomas Williams		✓		✓
Steven C. Wheelwright	✓			✓*	✓

*	Committee Chair

Executive Committee

Our Executive Committee has six members, and reviews projects or proposals that require prompt action on the part of the Company. The Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The Executive Committee did not meet in 2012. The chairman of the Executive Committee is an independent director and serves as the Presiding Director.

Audit Committee

Our Audit Committee has four members, and met 12 times in 2012. Each of the members is independent as defined by our Corporate Governance Guidelines. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee” included in this Proxy Statement. A written charter approved by the Board of Directors governs the Audit Committee. The Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has also determined that Mr. Jerry C. Atkin is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and Nasdaq’s listing standards.

Risk Oversight Committee

Our Risk Oversight Committee has five members, and met four times in 2012. Four of the five members are independent directors. The Risk Oversight Committee provides oversight of our enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to identify, assess, measure, and manage the Company’s material risks. The Committee assists the Board and its other committees that oversee specific risk-related issues, and serves as a resource to management, including the Company’s Enterprise Risk Management Committee, or ERMC. The Committee enhances the Board’s understanding of the Company’s overall risk profile in light of the Company’s approved risk tolerance.

Executive Compensation Committee

Our Executive Compensation Committee has five members, and met six times in 2012. The Committee is comprised solely of independent directors as defined by our Corporate Governance Guidelines. None of the members of the Committee during 2012 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, nor has any of them had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years.

The purpose of the Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s senior executive compensation arrangements with a view towards assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks and avoiding jeopardy to the safety and soundness of the Company. The Committee also evaluates shareholder concerns regarding executive compensation and produces reports, filings and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The Committee may, in its discretion, delegate portions of its duties and responsibilities to a subcommittee thereof. The manner in which the Committee oversees and determines the compensation of our CEO and other executive officers is described below under “Compensation Discussion and Analysis.” More specifically, the duties and responsibilities of the Committee are detailed in the Executive Compensation Committee Charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has four members who met three times in 2012. Each member is independent as defined by our Corporate Governance Guidelines. The Committee, among other things, develops and recommends corporate governance principles applicable to the Company, including those concerning the size and composition of our Board, reviews potential candidates for membership on the Board and recommends nominees to the Board.

In identifying and recommending nominees for positions on the Board, the Committee places primary emphasis on the criteria set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines, namely:

•	personal qualities and characteristics, accomplishments and professional reputation;

•	current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company;

•	diversity of viewpoints, backgrounds and experience;

•	the ability and skill set required to chair committees of the Board; and

•	relevant significant experience in public companies.

The Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members individually meet the criteria and collectively possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.

Although the Board does not have a separate policy regarding diversity, it believes it is benefited by a diversity of viewpoints, backgrounds and experience among its members, as reflected in the criteria for Board membership. Accordingly, diversity is one of the factors considered by the Committee in evaluating individuals for nomination to the Board.

The Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the Committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the Committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the Committee enters into a discussion with that nominee.

The Committee also considers nominees recommended by shareholders. The policy adopted by the Committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit nominees for director for consideration by the Committee for election at our 2014 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 56 under “Shareholder Proposals for 2014 Annual Meeting.”

Corporate Governance

In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•

Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers;

•	the Code of Business Conduct and Ethics, which applies to our senior officers, including our principal executive officer, principal financial officer and controller, as well as to all employees;

•	a Directors Code of Ethics for members of the Board of Directors;

•	a Related Party Transactions Policy, which prohibits transactions between the Company and its directors, executive officers and five percent shareholders without necessary approval and disclosure;

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares; and

•

a Compensation Clawback Policy, which makes incentive compensation subject to repayment in circumstances specified by the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Emergency Economic Stabilization Act of 2008, the American Recovery and Reinvestment Act of 2009, and regulations promulgated under those laws.

In addition, our Insider Trading Policy was amended in 2013 to prohibit hedging and to restrict pledging of Company stock by directors and executive officers.

These guidelines and policies, other than our Insider Trading Policy, are posted on our Web site at www.zionsbancorporation.com, and can be accessed by clicking on “Corporate Governance.” Information concerning purchases and sales of our equity securities by our executive officers and directors is also available on our Web site.

Board Involvement in Risk Oversight

Our Board of Directors oversees our overall risk management process, which is designed to ensure that the amounts and types of risk that we undertake are in alignment with the business strategies, risk appetite and policies that we have established to control that risk. Our Board oversees our risk policies and procedures either through actions of the full Board or through the actions of the Board’s Risk Oversight, Audit and Executive Compensation Committees. Based on information from its committees and management, including the ERMC, the Board approves corporate policies relating to risk management, asset liability management, capital management, credit administration, executive compensation, and various other compliance and risk matters. The Risk Oversight Committee oversees risks across the entire enterprise. It formally reports to the full Board on a regular basis and recommends any actions that the Risk Oversight Committee deems necessary to enhance our risk management practices. The Audit Committee similarly reports to the Board at least quarterly and recommends any actions it deems necessary to strengthen the Company’s financial reporting, internal controls, compliance activities and other matters. The Executive Compensation Committee reports to the full Board at each meeting of the Board following a committee meeting. Our Board also monitors, reviews and reacts to various reports and recommendations presented by our management, internal and external auditors, counsel, and regulators. Through these reports, the Board obtains an understanding of the risks of our business strategies, how our management assesses, quantifies and manages those risks, and how management sets our enterprise-wide risk management policies and procedures. This oversight by our full Board helps ensure that our management is properly focused on managing risks and that our policies and practices do not encourage unnecessary or excessive risk taking. Although our Board understands that risk is inherent in any business operation, it strives to ensure that risk management is a part of our business culture, and that our policies and procedures for assessing, monitoring and limiting risk are part of our daily decision-making processes.

Board Committee Oversight

Our Board committees assist in our overall risk management in a variety of ways, including the following:

Our Risk Oversight Committee assists the Board and its other committees involved in risk review and acts as a resource to management, including its ERMC. The Risk Oversight Committee coordinates, through joint meetings or otherwise, with the Audit Committee for review of the allowance for credit losses, corporate-wide compliance, and other areas of joint responsibility. The Risk Oversight Committee meets at least quarterly, at times and places determined by the Committee’s chair, who is an independent director. Its primary responsibility is one of oversight; it has no duty to assure compliance with laws and regulations or to conduct investigations. The Committee oversees management’s implementation of an enterprise risk management framework, including the development of effective policies, processes and procedures designed to properly control, quantify and manage risks. Risk elements include those related to credit, interest rates, market, liquidity and operational risks. The Committee regularly receives comprehensive reports from the ERMC and other management, reviews management’s assessment of the Company’s aggregate risk profile, and strives to ensure that management’s assessment of risk aligns with the Company’s strategic plans, risk capacity and appetite, and goals and objectives. The Company’s director of Credit Examination reports directly to the Risk Oversight Committee, which reviews the performance and, when necessary, oversees the replacement of the individual in that position. The Committee reviews loan portfolio risk and concentrations, credit trends, lending policies and the allowance for credit losses. The Committee reviews the examination reports of the Board of Governors of the Federal Reserve System, or Federal Reserve, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, Consumer Financial Protection Bureau and any other applicable federal or state banking regulatory agency or authority relating to the Company’s risk management activities. The Committee performs such other duties and responsibilities as may be directed by the Board or required by applicable laws, rules or regulations, and reports to the Board on a regular basis to enhance the Board’s understanding of the Company’s overall risk tolerance and management.

Our Audit Committee is responsible for the oversight of our internal control environment and our overall business controls, which are designed to ensure that they are effective for purposes of providing our Board and management with necessary information and complying with regulatory standards, including standards for effectiveness and adequacy under the Sarbanes-Oxley Act. It addresses our financial controls through its reviews of our earnings releases and periodic filings with the SEC, and it receives formal reports from the directors of internal audit, credit examination, compliance, risk management and the general counsel on any significant matter at least quarterly. It also receives input from our senior management, including executives from our affiliate banks. These include reports on the allowance for credit losses, testing under the Sarbanes-Oxley Act, general regulatory compliance, overall internal controls and outstanding legal matters. Our Director of Internal Audit reports directly to the Audit Committee, which reviews the performance and, when necessary, oversees the replacement of the individual in that position. Our external auditors also provide quarterly updates and communications to the Audit Committee.

Our Executive Compensation Committee reviews with our senior risk officers (including our executive vice president of Risk Management) and external consultants, as appropriate, senior executive officer and overall compensation arrangements, with a view to ensuring that those arrangements do not encourage unnecessary and excessive risk taking. As noted in the section entitled “Compensation Discussion and Analysis,” the Committee also evaluates the compliance of our compensation arrangements with any applicable limitations and restrictions under various governmental programs.

Certain Authorities of Committees

According to their charters, each of the Board’s Committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

Compensation Committee Interlocks and Insider Participation

None of the members of the Executive Compensation Committee during 2012 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Executive Compensation Committee or Board.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Zions Bancorporation. During 2012, the Audit Committee met 12 times, and discussed with the CEO, CFO, controller, internal auditors and our independent registered public accounting firm, which we refer to as the external auditors, the interim and annual SEC filings that contained financial information, prior to their public release. In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the PCAOB, SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. The Audit Committee’s Charter was reviewed and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic performance self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its Charter.

As set forth in the Audit Committee Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting policies, procedures and internal controls that provide for compliance with accounting standards and applicable laws and regulations. The internal auditors are responsible for independently assessing such financial statements, policies, procedures and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2012, with management, internal and external auditors. Relying on the reviews and discussions described above the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Stephen D. Quinn, Chairman

Jerry C. Atkin

J. David Heaney

Shelley Thomas Williams

EXECUTIVE OFFICERS OF THE COMPANY

The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company.

Individual	Principal Occupation During Past Five Years(1)
Harris H. Simmons Age 58 Officer since 1981	Chairman, President and Chief Executive Officer. Chairman of Zions First National Bank.

James R. Abbott Age 39 Officer since 2009	Senior Vice President, Investor Relations. Prior to 2009, Senior Vice President and Equity Analyst (including with respect to the Company) with FBR Capital Markets.

Bruce K. Alexander Age 60 Officer since 2000	Executive Vice President. Chairman, President and Chief Executive Officer of Vectra Bank Colorado, N.A.; Director, Federal Reserve Bank of Kansas City (Denver Branch).

A. Scott Anderson Age 66 Officer since 1997	Executive Vice President. President and Chief Executive Officer of Zions First National Bank; Director, Federal Reserve Bank of San Francisco (Salt Lake City Branch) 2003-2008; officer of Zions First National Bank since 1990.

Doyle L. Arnold Age 64 Officer since 2001	Vice Chairman and Chief Financial Officer.

David E. Blackford Age 64 Officer since 2001	Executive Vice President.; Chairman, President and Chief Executive Officer of California Bank & Trust; Director, M.D.C. Holdings, Inc.; officer of California Bank & Trust since 1998.

George M. Feiger Age 63 Officer since 2003	Executive Vice President. President and Chief Executive Officer of Contango Capital Advisors. Mr. Feiger has announced his intent to retire from his positions with the Company and its subsidiaries in June 2013.

Dallas E. Haun Age 59 Officer since 2007	Executive Vice President of the Company; President and Chief Executive Officer of Nevada State Bank.

W. David Hemingway Age 65 Officer since 1997	Executive Vice President, Capital Markets & Investments. Executive Vice President of Zions First National Bank; officer of Zions First National Bank since 1977.

Alexander J. Hume Age 39 Officer since 2006	Senior Vice President and Corporate Controller. Prior to March 2010, Vice President and Assistant Corporate Controller.

Dianne R. James Age 59 Officer since 2012	Executive Vice President and Chief Human Resources Officer of the Company; Executive Vice President and Director of Human Resources of National Bank of Arizona; officer of National Bank of Arizona since 2006.

Thomas E. Laursen Age 61 Officer since 2004	Executive Vice President, General Counsel and Secretary.

Keith D. Maio Age 55 Officer since 2005	Executive Vice President. President and Chief Executive Officer of National Bank of Arizona; officer of National Bank of Arizona since 1992.

Individual	Principal Occupation During Past Five Years(1)
Scott J. McLean Age 56 Officer since 2006	Executive Vice President. Chief Executive Officer, Amegy Bank N.A.; prior to December 2009, President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 2002.

Kenneth E. Peterson Age 63 Officer since 2010	Executive Vice President, Credit Administration. Prior to May 2010, Executive Vice President of Wells Fargo & Co. Mr. Peterson has announced his intent to retire from his positions with the Company in April 2013.

Joseph L. Reilly Age 59 Officer since 2011	Executive Vice President, Technology and Operations Systems since July 2011. Officer of Zions Management Services Company since 2001.

Stanley D. Savage Age 67 Officer since 2001	Executive Vice President. Chairman, President and Chief Executive Officer of The Commerce Bank of Washington, N.A.

Steve D. Stephens Age 54 Officer since 2010	Executive Vice President. President of Amegy Bank N.A.; officer of Amegy Bank N.A. since 1990.

(1)	Officers are appointed for indefinite terms of office and may be removed or replaced by our Board of Directors, or by the supervising officer to whom the officer reports.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of 2012 Compensation

Our executive compensation decisions for 2012 were influenced primarily by three factors: the Company’s improving financial performance, as evidenced by stronger operating results and improved credit quality; the restrictions on executive compensation imposed by our participation through September 26, 2012, in the Capital Purchase Program, or CPP, of the United States Department of the Treasury, or Treasury Department; and the competitive alignment of our executive compensation with peer financial institutions.

The Company’s operating results continued to improve in 2012, core risks were significantly reduced, and net loan charge-offs remained below industry averages. Because our executive compensation programs are designed, among other purposes, to align the compensation of our executives with the financial performance of the Company and the interests of the Company’s shareholders, the Company’s 2012 financial performance also impacted the compensation for four of the five named executive officers for 2012. The fifth named executive officer for 2012 was hired by the Company in April 2010 and the terms of his compensation arrangements were primarily the result of contractual obligations resulting from employment negotiations.

In 2012, the Company fully redeemed the Series D preferred stock issued to the Treasury Department under the CPP. The redemption was completed in two separate installments of $700 million each on March 28, 2012 and September 26, 2012. As a result of our participation in the CPP, the Company was subject to the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, or the Interim Final Rule, issued by the Treasury Department under the CPP for the first three quarters of 2012. Accordingly, for this period, we were permitted to compensate our named executive officers and certain other senior executives only through annual cash salary, annual salary shares and annual CPP-compliant restricted stock grants, the value of which could not exceed 50 percent of the combined value of their annual cash and salary shares. These CPP restrictions, which are further described below, have impacted the structure of our compensation packages.

In light of these factors, the Executive Compensation Committee, or Committee, took the following actions, among others, with respect to compensation in 2012:

•

It continued the freeze, established in 2009, on the cash salaries of the Company’s CEO, CFO and other members of the Company’s Executive Management Committee, or EMC, with the exception of a very limited number of increases deemed important to maintaining internal equity or, as in the case of Mr. Peterson, as required under the provisions of his employment contract.

•

It approved the issuance of stock salary to the Company’s CEO, CFO and three other most highly compensated executive officers, referred to in this Proxy Statement as the named executive officers, or NEOs, as well as other members of the EMC. One of the Committee’s key objectives in making its salary share determinations for 2012 was to provide flexibility in awarding the NEOs, and other members of the EMC, a level of total compensation commensurate with individual and Company performance, peer company compensation and other factors.

•

It approved grants of CPP-compliant long-term restricted stock to the Company’s NEOs and other members of the EMC. Under CPP compensation rules these restricted stock grants serve as incentive compensation to our NEOs and other highly compensated officers. Based on information provided by the Committee’s independent compensation consultant, McLagan, these grants, when combined with the cash and salary shares delivered to the NEOs during 2012, resulted in total compensation levels to our NEOs in 2012 that were on average approximately eight percent below the projected market median total compensation for similarly situated executives at peer financial institutions. Since the Company was subject to the Interim Final Rule for the first 270 days of 2012, the equivalent proportion (i.e., 74 percent) of the shares granted to each NEO was subject to vesting provisions mandated by the Interim Final Rule. The remaining portion of the shares granted to each NEO were granted with vesting provisions similar to those historically made by the Company (i.e., shares vest in equal tranches on each of the four anniversaries following the date of grant).

In light of changing regulatory requirements and expectations relating to compensation of banking organization executives, during 2012, the Committee continued to consider issues relevant to the future design of the Company’s compensation structure once the Company was no longer subject to the Interim Final Rule. In this regard, the Committee continued to retain McLagan to assist with the interpretation of new rules, guidance and requirements issued by various regulatory authorities; help in identifying competitive compensation alternatives to consider when designing future compensation packages for the CEO and other members of the EMC; and inform management and the Committee of prevailing practices in general and especially within our defined peer group. In addition, as detailed below under “Setting Executive Compensation,” the Committee retained McLagan to help it evaluate the current competitive alignment of the Company’s executive compensation levels and structures. The Company also engaged McLagan’s affiliate, Aon Hewitt, during 2012 to evaluate and recommend improvements to the Company’s current executive performance appraisal and executive goal-setting processes. The fees paid for these services performed by Aon Hewitt were well below the $120,000 level at which disclosure is required under SEC rules. Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee.

Compensation Philosophy and Objectives

The Committee is responsible for establishing, implementing, and monitoring adherence to our compensation philosophy for executive officers. The Committee seeks to establish total compensation for members of the EMC that it believes to be fair, reasonable, and competitive and to properly balance various objectives. The Committee believes that the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of the shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry;

•	motivate and reward executives whose knowledge, skills, and performance are critical to our success;

•	compensate our executives for managing our business to meet our long-range objectives;

•

align the interests of our executive officers and shareholders by rewarding performance above established targets, particularly with regard to earnings growth, credit quality and return on equity, with the ultimate objective of improving shareholder value, while not incentivizing excessive and unnecessary risk taking; and

•	recognize the relative contributions each executive makes to our success.

In addition, our compensation philosophy requires that the foregoing objectives be pursued in a manner that seeks to minimize and disincentivize risks that are unnecessary or excessive or could jeopardize the safety and soundness of the Company. Historically, risk mitigation concerns were balanced with other objectives through features of our compensation plans that exposed our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. In past years, this balancing of objectives and risk concerns was furthered by three important design characteristics of our executive compensation arrangements:

•

A large component of an executive’s total potential compensation was performance-based, including annual cash bonuses, multi-year vesting equity grants and long-term performance plan units. The size of annual and long-term grants was contingent on after-the-fact evaluation of performance and prudent risk management was a factor in those determinations.

•

A large component of an executive’s realizable performance-based compensation was dependent on long-term financial performance, including multi-year vesting equity awards and long-term performance plan units.

•

A large portion of an executive’s potential and previously realized compensation was subject to risk of diminution or lost value, through the multi-year vesting of equity grants, the multi-year performance period under the long-term performance plan units, the Company’s compensation recoupment policies, and adherence to our stock ownership and retention guidelines.

As noted above, under the Interim Final Rule, many of the performance-oriented elements of our historical executive compensation arrangements were not permitted or were significantly restricted while the Company was a participant in the CPP. Accordingly, many of the performance-based elements in our historical executive compensation program required modification and/or elimination. The changes to our executive compensation structure that resulted from the Interim Final Rule are discussed in the following sections.

In recent years, federal bank regulatory agencies have adopted or proposed guidance and rules designed to regulate in substantial detail the manner in which we and other large banking organizations compensate our officers and employees. These regulations, when adopted in final form, will likely require that a substantial portion of the incentive compensation paid to our senior officers be subject to deferral and adjustment, involving reduction, clawback or disgorgement based on actual losses or other measures that are realized or become better known over a multi-year period after the compensation award, or that such compensation otherwise be reduced in the event of unexpected adverse risk outcomes associated with the business activities of the executives receiving the compensation. Although the Company believes its historic compensation practices were generally consistent with regulatory guidance and proposals, it is likely that various aspects of our compensation programs will continue to be dictated by regulatory agencies.

In addition, adopted and proposed regulatory guidance and rules require us to develop an extensive compensation compliance program, to review the program at least semi-annually, and to eliminate or mitigate undue risks. The Committee, together with the Company’s senior risk officers, participates in this review and oversees the Company’s compensation compliance program.

Participation in Capital Purchase Program

While we were subject to the Interim Final Rule, we were required to take the following actions relating to our senior executive officers, or SEOs:

•	Prohibit golden parachute or other severance payments by the Company to any SEO or any of our next five most highly compensated employees.

•

Prohibit the Company from paying or accruing any bonus, retention award, or incentive compensation to any SEO and up to 20 of the next most highly compensated employees during the period in which any of our obligations under the CPP remained outstanding. An exception was provided for grants of long-term restricted stock that met certain conditions and that had a value of not more than one-third of the total compensation of the employee receiving the award.

•	Facilitate an annual, nonbinding, advisory shareholder vote on our executive compensation programs.

•

Require that our senior risk officer(s) meet at least semi-annually with the Committee to discuss and evaluate employee compensation plans in light of an assessment of any excessive risks posed to the Company from the plans.

•	Adopt a Company-wide policy prohibiting “excessive” or “luxury” expenditures.

•

Require that SEO bonus and incentive compensation be subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. (A similar requirement is also imposed under Section 302 of the Sarbanes-Oxley Act and will be imposed under rules to be adopted under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act.)

•

Limit compensation deductibility under Section 162(m)(5) of the Internal Revenue Code, or Code, reducing the annual tax deduction limit for remuneration paid to the SEOs during any taxable year from $1,000,000 to $500,000 and eliminating the exception to the deduction limit for performance-based compensation.

•	Require our CEO and CFO to annually make written certifications as to our compliance with the requirements described above.

At the time of the final redemption of the CPP Preferred Shares, the Company’s SEOs consisted of the same executive officers as those designated NEOs for purposes of this Proxy Statement, namely Harris H. Simmons, Doyle L. Arnold, Scott J. McLean, David E. Blackford and Kenneth E. Peterson. In order to comply with the Interim Final Rule’s requirements, we entered into a written agreement with each of our NEOs and other selected employees who were or could potentially become subject to these restrictions. In addition, the Company adopted a compensation clawback policy and a luxury and excessive expenditures policy. These agreements and policies had the effect of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements, as described in this section, as necessary to comply with the CPP and Interim Final Rule requirements described above while the CPP Preferred Shares were outstanding. As a result, all NEO compensation arrangements were limited in accordance with these regulatory requirements. These agreements also permitted the Company to take any actions necessary to amend the NEOs’ incentive compensation arrangements in the event that the Committee determined, pursuant to the analysis described below, that any such arrangements encouraged the NEOs to take unnecessary and excessive risks that threatened the value of the Company.

As noted above, in connection with its participation in the CPP, the Committee met semi-annually with our chief risk management officer or other senior risk managers acting in this capacity to discuss and review the relationship between the Company’s risk management policies and practices and all of the Company’s employee incentive compensation arrangements, identifying and making efforts to limit any features in such compensation arrangements that might lead to employees taking unnecessary or excessive risks that could threaten the value of the Company. The Committee, on behalf of the Company, has been required to certify that it has completed such a review and taken any necessary actions with respect to the period that the CPP Preferred Shares remained outstanding. A description of this risk assessment and the process followed to complete the report is provided in the Committee Report beginning on page 32 of this Proxy Statement.

In 2009, 2010, 2011 and 2012, also in connection with its participation in the CPP, the Company conducted nonbinding, advisory shareholder votes regarding executive compensation. We received strong majority approval in all four years. The Committee took into account the outcome of these votes, and the Company did not make any changes to its compensation policies as a result of these votes.

Setting Executive Compensation

The Committee determines the structure of compensation packages, the potential compensation opportunities and the actual compensation payments for our CEO and, based partly on the recommendations of our CEO, our other NEOs and members of our EMC. To assist it in making these determinations, the Committee establishes general compensation targets, retains an independent compensation consultant for advice on compensation design and levels and reviews comparative compensation studies prepared by that consultant.

To attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders, the Company’s goal is to provide a competitive total compensation package. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries and annual cash compensation to the market median (50th percentile) of base salaries and annual cash compensation paid to similarly situated executives of comparable companies (or other relevant benchmarks). Historically, the Committee has also believed it is appropriate to make awards of long-term incentive compensation that are consistent with our performance relative to peer companies.

The Committee retained McLagan as its independent compensation consulting firm to advise the Committee on the fairness and reasonableness of the Company’s executive compensation programs. McLagan was selected due to its reputation and specialization in completing such assignments for leading financial services companies as well as their familiarity and experience in guiding other commercial banks through the challenges presented by the new and evolving regulatory environment affecting employee compensation in the financial services industry.

In making compensation decisions, the Committee has historically compared each element of total compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Custom Peer Group, which is reviewed and updated periodically by the Committee, consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and shareholder investment.

In the fourth quarter of 2011, the Committee retained McLagan to update its 2010 study and the companies included in the Custom Peer Group. The 2011 competitive pay study was to be used to set executives’ potential total compensation packages for 2012. An updated analysis comparing Zions to companies included in the 2010 Custom Peer Group concluded that we were still close to the median of the companies from the 2010 Custom Peer Group across a mix of factors including: total assets, net revenues, market capitalization and total number of employees. Accordingly, with the exception of Marshall & Ilsley Corporation which was acquired during 2010, these same companies were included in the 2011 Custom Peer Group. The set of peer companies included in the 2011 Custom Peer Group included:

• Associated Banc-Corp	• Huntington Bancshares Incorporated
• BB&T Corporation	• KeyCorp
• BOK Financial Corporation	• M&T Bank Corporation
• City National Corporation	• People’s United Financial, Inc.
• Comerica Incorporated	• Regions Financial Corporation
• Commerce Bancshares, Inc.	• SunTrust Banks, Inc.
• First Horizon National Corporation	• Synovus Financial Corp.
• Fifth Third Bancorp	• TCF Financial Corporation

The Company also retained McLagan in the fourth quarter of 2012 to update its competitive analysis of pay for members of the EMC. The 2012 study relied on the same set of peer companies contained in the 2011 Custom Peer Group. The 2012 study was used by the Committee to determine the restricted stock grants and resulting total salary and restricted stock awards for 2012, as described below under “Components of Executive Compensation—Base Salary,” and “Components of Executive Compensation—Long-Term Incentive Compensation—Restricted Stock.”

The 2011 competitive pay study, which provided a comparison of our 2010 compensation against actual 2010 compensation received by similarly situated executives at companies within the 2011 Custom Peer Group, revealed that our total compensation packages for senior executives was, on average, 17 percent below the market median. Although the Committee believed that this level of compensation was appropriate for 2010, the Committee concluded that potential compensation packages for senior executives be modified in 2011 and 2012 to provide greater flexibility in determining actual total compensation awards. This was achieved by increasing the salary share component of compensation packages and anticipating that CPP-compliant restricted stock awards be made contingent upon Company and individual performance and other factors at the end of the year in amounts that could vary between 0 percent and 100 percent of the amount permissible under the Interim Final Rule. As restructured, the 2012 compensation packages of the CEO and other members of the EMC generally allowed for potential total compensation that, according to the 2011 competitive pay study, could range from the lowest quartile to the highest quartile of that received by similarly placed executives working at companies in the 2011 Custom Peer Group.

Components of Executive Compensation

Compensation for each of the NEOs, as well as other senior executives, has historically been comprised of the following elements:

•	base salary

•	annual bonus

•	long-term incentives

•	Value Sharing Plans

•	stock options and/or restricted stock

•	health and welfare benefits

•	retirement benefits

•	Deferred Compensation Plan

•	401(k) Payshelter and Employee Stock Ownership Plan

•	Excess Benefit Plan

•	Cash Balance Plan

•	Supplemental Retirement Plan

•	perquisites and other personal benefits.

As a result of the restrictions imposed by the Interim Final Rule, until the fourth quarter of 2012, we were able to compensate our NEOs and our next 20 most highly compensated employees, referred to in this proxy statement collectively as the NEOs and other Covered Employees, only through cash salary, salary shares, restricted stock, and health, welfare and retirement benefits. During this period, the Interim Final Rule and prevailing practices of other financial institutions participating in the CPP heavily influenced our approach to the allocation between cash and noncash and short-term and long-term compensation.

We provide a brief explanation of the factors used to determine each component of the NEOs’ compensation in the sections that follow.

Base Salary

We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered to us during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.

In considering the appropriate salaries for the NEOs in 2012, the Committee considered it appropriate to account for the impact of the restrictions and limitations on the components of compensation imposed by the Interim Final Rule on each NEO and once again added a stock salary component to the cash salary paid to each NEO.

2012 Salary Determination: The Committee approved base salary recommendations for 2012 for Messrs. Simmons, Arnold, McLean, and Blackford in January 2012. Mr. Peterson’s base salary adjustment became effective May 1, 2012 as required under the provisions of his employment agreement. Once again, in making its determinations, the Committee took into consideration the fact that it could not approve any cash incentive payments to the NEOs under the Interim Final Rule for the portions of the 2012 performance year in which the Company remained a participant in the CPP and that the long-term incentive awards (equity and long-term cash incentives) it could approve in 2012 would be either prohibited or significantly limited by the Interim Final Rule. Similar to the prior year, one of the Committee’s key objectives in making its base salary determinations for 2012 was to preserve its ability, should performance improve in 2012, to provide total compensation to the NEOs and other Covered Employees that would be reflective of the Company’s relative performance versus peers.

For 2012, the Committee determined that it would keep base cash salaries flat for Messrs. Simmons, Arnold, McLean, and Blackford and that all changes to base salaries would be done exclusively through the issuance of higher amounts of stock salary. On May 1, 2012, Mr. Peterson, as dictated by the provisions of his employment contract, received an increase in cash salary from $445,000 to $465,000. On average, the total salaries for NEOs increased 16 percent over the prior year. Accordingly, the Committee adopted the following 2012 base salary recommendations for the NEOs:

	2012 Cash Salary	2012 Stock Salary	2012 Total Salary
Harris H. Simmons	$875,000	$837,000	$1,712,000

Doyle L. Arnold	542,000	650,000	1,192,000

Scott J. McLean	510,000	480,000	990,000

David E. Blackford	510,000	480,000	990,000

Kenneth E. Peterson	465,000	300,000	765,000

These increases provided the Committee the flexibility, due to performance improvement or other considerations, to award Messrs. Arnold, McLean, Blackford, and Peterson restricted stock in early 2013 based on 2012 performance, such that, if awarded, the maximum potential total compensation for each NEO could approach top quartile pay for similarly situated executives working for companies in the 2011 Custom Peer Group. Conversely, had the Committee deemed it not appropriate to award any long-term restricted stock to these executives, their 2012 total compensation, comprised of only cash salary and salary shares, would have remained, on average, 20 percent below the total compensation they earned for 2011 performance and closer to the projected market median total compensation relative to their peers working for companies in the 2011 Custom Peer Group. If the Committee had decided, in view of performance or other considerations, to grant Mr. Simmons the maximum permitted long-term restricted stock bonus for 2012 performance, his total annual compensation for 2012 would have remained comparable to the target compensation available to him prior to the Company’s participation in the CPP. His maximum potential annual compensation for 2012, however, would still have been in the lowest quartile of pay for his peers working for companies in the 2011 Custom Peer Group. For a discussion of the amount of long-term restricted stock bonuses actually awarded in 2013 for 2012 performance, see “—Long-Term Incentive Compensation—Restricted Shares” below.

The annual salary shares granted to NEOs during 2012 was made to commence effective January 1, 2012, and was granted in bi-weekly installments during 2012 as fully vested restricted stock units. The number of restricted stock units awarded to each NEO was calculated by dividing the bi-weekly salary share cash value less applicable payroll taxes (e.g., FICA and Medicare), and dividing the net amount by the closing price of our common shares as of the applicable payroll date. The 2012 salary share grants settle in two equal installments roughly six months apart. The restrictions attached to the salary shares granted to executives during the first half of 2012 lapsed on September 30, 2012, and the restrictions attached to the remaining salary shares granted to executives during the last half of 2012 lapsed on March 31, 2013. Both installments, however, will settle in cash rather than Zions common shares. Upon the lapse of transfer restrictions, the employee must pay any applicable federal and state withholding obligations.

Annual Cash Bonus

Prior to the Company’s participation in the CPP, NEOs and other officers of the Company were eligible for an annual cash bonus. The Committee approved bonus awards for EMC members, including NEOs, based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	individual job performance,

•	local market conditions,

•	internal equity considerations,

•	recommendations of the Company’s CEO (for other NEOs),

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units, and

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions,

The Interim Final Rule prohibited the payment or accrual of cash bonuses, retention awards or incentive compensation to the Company’s NEOs and other Covered Employees as long as the Company continued to be a participant in the CPP. This restriction ended for the Company when it repaid its obligations under the CPP on September 26, 2012. Messrs. Simmons, Arnold, McLean, Blackford, and Peterson were NEOs for the Company in 2012 and did not and will not receive any annual cash incentive or annual cash bonus payments for 2012.

Long-Term Incentive Compensation

Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders. As described below, the prohibitions on bonus and incentive compensation under the Interim Final Rule significantly affected the long-term element of our executive compensation program in 2009, 2010, 2011 and 2012.

Prior to 2009, the majority of our long-term incentive compensation was delivered through grants of performance units in multi-year cash incentive plans, referred to as Value Sharing Plans, and multi-year vesting equity awards. Restricted stock and performance shares were granted less frequently than they were during the period that we participated in the CPP, and typically only when needed to fulfill specific business and human resources objectives. Although the Company in the past made equity awards in the form of stock options, since 2009 it has only been permitted to make equity awards in the form of restricted stock and restricted stock units.

The Value Sharing Plans provided an opportunity for executive officers and certain designated key employees to share directly in improvements in operating results (above predetermined minimum performance thresholds) over multi-year periods. In addition, both stock options and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans were also useful as a key retention element because payouts in excess of an executive’s base salary were typically required to be deferred for one year and were dependent upon continued employment.

Value Sharing Plans

All of our most recently completed Value Sharing Plans had two-year performance periods that began on July 1, 2009, and concluded on June 30, 2011. Under normal circumstances, the Committee would have approved the terms, and granted units of participation, to the NEOs and other members of the Company’s EMC in this set of Value Sharing Plans. However, the Committee’s use of performance-based programs, like the Company’s Value Sharing Plans, was restricted under the Interim Final Rule. As a result, the Committee did not approve, and none of the NEOs or other members of the Company’s EMC received awards of or payouts from this set of Value Sharing Plans. Further, due to the compensation restrictions under the Interim Final Rule, none of the NEOs or other members of the Company’s EMC received units of participation in the Company’s newest sets of Value Sharing Plans that were approved in 2011 and 2012 and are designed to cover a two-and one-half year performance period ending December 30, 2013 and December 31, 2014, respectively.

Stock Options

We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100 percent of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance and the scope of the individual’s responsibilities.

Stock options were covered under the Interim Final Rule’s prohibition on the payment or accrual of bonus or incentive compensation to our NEOs and other Covered Employees. As a result, we did not grant stock options to the NEOs in 2009, 2010, 2011 or 2012. The prohibition on stock option grants expired on September 26, 2012, the date the Company redeemed the last remaining CPP Preferred Shares.

Restricted Stock

A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit. Under the Interim Final Rule, we were permitted to award long-term restricted stock to the NEOs, but only to the extent the value of the shares did not exceed one-third of the total amount of annual compensation of the employee receiving the shares. To comply with the Interim Final Rule, recipients of such grants must provide substantial service to the Company for at least two years from the date of the grant, and such shares could not be transferred until after the Company no longer participated in the CPP.

The Committee believes that restricted stock awards have been an important tool for the Committee to utilize in meeting the objectives of our executive compensation program. Restricted stock awards have permitted the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock that has been granted generally vests over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.

In January 2013, the Committee approved restricted stock bonus awards for EMC members, including NEOs, for 2012 performance based on a subjective evaluation of a variety of factors, including, but not limited to, the following:

•	compensation paid to senior managers with similar qualifications, experience, and responsibilities at other institutions,

•	individual job performance,

•	local market conditions,

•	internal equity considerations,

•	recommendations of the Company’s CEO (for other NEOs), and

•	the Committee’s assessment of the overall financial performance (particularly operating results) of the Company and its operating units.

At the outset of 2012, Company executives were focused on (i) continuing to drive improvements in operating performance as evidenced by stronger operating profits, reduced loan charge-offs, and improvements in other credit risk metrics; and (ii) optimizing the Company’s capital position by repaying our obligations under CPP and refinancing various capital components with less expensive instruments. The Company also focused on reducing core risks and modifying Company policies and procedures to adhere to new requirements introduced by the Dodd-Frank Act, and other new regulatory initiatives.

Financial performance results reviewed in the determination of the awards granted in early 2013 (for 2012 performance) included 2012 pre-tax operating profits adjusted for loan loss provisions and charge-offs net of recoveries. The level and trend of these measures were positive in 2012 and many other asset quality measures are stronger than industry averages. However, the Company’s 2012 results relative to more traditional measures of performance, including (i) return on average equity, (ii) revenue growth and (iii) total shareholder return were generally below peer levels. In determining the 2013 restricted stock awards, the Committee considered the manner in which the Company has managed its liquidity position by investing in lower risk, lower yielding liquid assets as compared to. higher yield assets, such as mortgage backed securities that may pose higher levels of risk in a rising interest rate environment, and the fact that the Company maintained a generally higher than average loan loss allowance relative to peers. These actions resulted in significant opportunity costs and reduced the Company’s reported earnings.

In January 2013, in consideration of the above, the Committee granted to Messrs. Simmons, Arnold, McLean, and Blackford restricted stock that had values at the time of the award ranging from 30 to 46 percent of each executive’s total salary, below the 50 percent maximum permitted under the Interim Final Rule.

	2012 Total Salary	January 2013 Restricted Stock Award Attributable to 2012	Restricted Stock as a % of Total Salary
Harris H. Simmons	$1,712,000	$770,400	45%

Doyle L. Arnold	1,192,000	508,500	43%

Scott J. McLean	990,000	455,000	46%

David E. Blackford	990,000	300,000	30%

Additionally, Mr. Peterson was granted a restricted stock award of $357,000 in April 2012, constituting 47 percent of his total salary. The amount of the grant was dictated by the provisions of his employment agreement negotiated at the time of his hiring in April 2010. Mr. Peterson also received a grant of $347,000 in January 2012. This grant was made to him at this time because the Company inadvertently failed to make this grant to him in April 2011 as required by the provisions of his employment agreement.

As a result of these awards, the 2012 total compensation, in aggregate, for Messrs. Simmons, Arnold, McLean, Blackford, and Peterson was eight percent below the projected 2012 market median total compensation for similarly situated executives at peer firms in the 2011 Custom Peer Group.

Health and Welfare Benefits

Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.

Retirement Benefits

We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

401(k) Payshelter and Employee Stock Ownership Plan

The 401(k) Payshelter and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permitted participants to contribute between 1 percent and 80 percent of their earnings on a tax-deferred basis, up to a maximum of $17,000 ($22,500 for participants age 50 and above) in 2012. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to four percent of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.

Effective January 1, 2003, we replaced our cash balance defined benefit retirement plan with a profit sharing plan in which contributions are based upon our performance according to a discretionary formula approved annually by the Board of Directors. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s return to profitability in 2011, we made a profit sharing plan contribution in 2012. We also made a contribution in 2013 in light of 2012 performance. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Prior to January 1, 2007, vesting of the Company contributions was based on a five-year “cliff vesting” schedule. On January 1, 2007, vesting was changed to an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2012 cannot exceed $250,000.

For selected executives, including Messrs. Simmons, Arnold and Blackford, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.

Deferred Compensation Plan

The Deferred Compensation Plan was established on January 1, 2001, and was restated effective January 1, 2004, to allow highly compensated employees (currently earning over $140,000 annually) to defer up to 50 percent of their base salary and up to 100 percent of their bonus and incentive compensation.

Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.

Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.

Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.

Excess Benefit Plan

On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan

Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. None of the 2012 NEOs is a grandfathered employee receiving earnings and interest credits in this plan. Messrs. Simmons and Blackford accrue interest credits only. None of the other NEOs has a benefit in this plan.

Supplemental Retirement Plan

From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Mr. Simmons has one of these arrangements, which will provide him $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

Perquisites and Other Personal Benefits

From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals, unless that compensation is paid pursuant to a performance-based compensation plan. As described throughout this Proxy Statement, in connection with our participation in the CPP, we agreed to be subject to Section 162(m)(5) of the Code. This section reduced the annual Section 162(m) tax deduction limit for remuneration paid to our applicable SEOs during any taxable year in which the CPP Preferred Shares remained outstanding from $1,000,000 to $500,000 and eliminated the availability of the exception to the deduction limit for performance-based compensation.

Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction. Due to the Company’s participation in the CPP, a portion of the compensation attributable to 2012 services of Messrs. Simmons, Arnold, McLean, Blackford and Peterson will be nondeductible under Section 162(m) of the Code.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing and other requirements of Section 409A. These actions are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the named executive officers pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation – Stock Compensation. See “Significant Accounting Policies” and Note 17 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2012.

Employment Contracts

Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions.

Employment Agreement with Mr. Peterson

In April 2010, we entered into an employment agreement with Mr. Peterson, the Company’s Chief Credit Officer, or CCO. The three-year term of Mr. Peterson’s employment agreement, which expires in April 2013, provided for a $1,100,000 signing bonus, minimum cash salary, minimum salary shares and minimum annual restricted stock grants for each year of the contract term. According to the agreement, the cash salary for Mr. Peterson was to be not less than $425,000, $445,000, and $465,000 effective as of May 1 for the years 2010, 2011 and 2012, respectively. In addition, Mr. Peterson’s salary share grants for 2010, 2011 and 2012 were to have grant-date values of not less than $250,000 per annum. The salary shares granted to Mr. Peterson during 2010 settled on January 15, 2011. The salary shares granted to Mr. Peterson during 2011 settled in two equal cash installments on January 15 and December 17 of 2012, respectively. The salary shares issued to Mr. Peterson during 2012 settled in two equal cash installments on September 30, 2012 and March 31, 2013.

Mr. Peterson received a grant of restricted stock in the amount of $325,000 when he commenced his employment with the Company in April 2010. The restrictions on this 2010 award of restricted stock lapsed on December 31, 2010. Additionally, Mr. Peterson’s employment contract established that he was to receive annual grants of restricted stock with a value not less than $347,500 in April 2011 and $357,000 in April 2012. The vesting restrictions attached to the 2011 and 2012 restricted stock grants were required to be CPP compliant as long as the Company was a participant in the CPP.

In accordance with the employment agreement, Mr. Peterson also received reimbursement for costs and expenses related to relocating his family from southern California to Salt Lake City, Utah.

Finally, the agreement specified that, upon termination of employment during the contract term by the Company “without cause” or by the executive for “good reason,” as those terms were defined in the agreement, Mr. Peterson would receive:

•	earned but unpaid cash salary and salary shares as well as accrued but unused vacation through the date of termination;

•

a lump sum cash payment equal to the sum of: (i) the amount of Mr. Peterson’s cash salary that would have been payable to him from the date of termination through the end of the contract term; (ii) any amount of the signing bonus that remains unpaid; (iii) the unpaid dollar amount of any salary shares that would have been payable to Mr. Peterson from the date of termination through the end of the contract term; and (iv) the unpaid dollar amount of any 2010 restricted stock and annual restricted stock grant that the Company is obligated to grant to Mr. Peterson that has not yet been granted on the date of termination;

•	through the end of the contract period, Company-provided medical, life insurance, dental and other welfare benefits to Mr. Peterson, his spouse and eligible dependents;

•	immediate vesting of all equity awards and Value Sharing Plan units; and

•	other benefits or payments that the Company is then obligated, but as of that date has not yet paid or provided, to Mr. Peterson.

Mr. Peterson was subject to certain non-disclosure covenants while employed under this contract. The employment agreement was subject to and was interpreted, to the fullest extent possible, consistent with applicable laws and regulations, including the CPP and the Interim Final Rule. It further specified that notwithstanding anything in the employment agreement to the contrary, in no event could any payment, benefit or grant under the employment agreement vest or be settled, paid or accrued, if any such vesting, settlement, payment, or accrual would be a violation of applicable laws.

In March, 2013, Mr. Peterson announced his intent to retire from the Company upon the expiration of his employment agreement in April 2013. The Company has agreed to pay him certain amounts in consideration of his cessation of employment and future consulting services. The agreement with Mr. Peterson will be filed as an exhibit to the Company’s Form 10-Q for the first quarter of 2013.

Share Ownership and Retention Guidelines; Hedging and Pledging Restrictions

In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines. In addition, our Insider Trading Policy was amended in 2013 to prohibit hedging and restrict pledging of Company stock by directors and executive officers.

Change in Control Arrangements

The Company is party to change in control agreements with certain of our senior executives selected by the Board of Directors, and maintains a special severance plan for the benefit of certain other officers, to foster the continuous employment of senior and mid-level executives and management and to reinforce and encourage their continued attention and dedication to their duties without the distraction from the possibility of a change in control of the Company.

Under the Interim Final Rule, the Company was not allowed to make any golden parachute or other severance payments to the NEOs and any of the next five most highly compensated employees while we were a participant in the CPP. For purposes of the prohibition, the term “golden parachute payment” would include payments for departure from the Company for any reason, or any payment due to a change in control of the Company, except for payments for services performed or benefits accrued. The prohibition also included the acceleration of vesting due to the departure or the change in control event, as applicable. As a result, the NEOs were not eligible to receive benefits under the change-in-control agreements for the first 270 days of 2012. This restriction lapsed upon our redemption of the CPP Preferred Shares on September 26, 2012. Further, under the agreements entered into between us and each of our NEOs as a result of the Company’s participation in the CPP, the potential benefits under the NEO change-in-control agreements and special severance plan (described in a later section) were subject to reduction as necessary to be in compliance with the provisions of the CPP and the related legislation, including the Interim Final Rule.

For purposes of the change in control agreements and the special severance plan, unless certain members of the Board of Directors determine that a change in control has not occurred, a change in control will be deemed to have occurred if:

(1)	any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20 percent of the combined voting power of the Company’s then outstanding securities;

(2)	the majority of the Board of Directors changes within any two consecutive years, unless certain conditions of Board approval are met;

(3)	a merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50 percent or more of the combined voting power of the surviving entity;

(4)	the shareholders of the Company approve a plan of complete liquidation of the Company; or

(5)	an agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated.

Change in Control Agreements

The Company has entered into change in control agreements with certain senior executives selected by the Board of Directors designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.

Following the redemption of the CPP Preferred Shares, the prohibitions under the Interim Final Rule lapsed, and on September 26, 2012, the change in control agreements again became effective with respect to the NEOs and other CPP-restricted executives. The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive:

(1)	a lump sum severance payment equal to three times the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the three years immediately prior to the change in control;

(2)	full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination;

(3)	continuation of medical and dental health benefits for three years;

(4)	outplacement services for two years at an aggregate cost to the Company not to exceed 25 percent of the annual base salary; and

(5)	full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans.

Our change-in-control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.

Immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.

Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.

We believe that change in control agreements should compensate executives who are displaced by a change in control and not serve as an incentive to increase an executive’s personal wealth. Therefore, these change in control agreements require that there be both a change in control and either an involuntary termination without “cause” or a voluntary termination for “good reason,” which is often referred to as a “double-trigger.” The double-trigger ensures that the Company or its successor will become obligated to make payments under the change in control agreements only if the executive is actually or constructively discharged as a result of the change in control.

Special Severance Plan

A special severance plan covers certain mid-level executives and senior management selected by the Board of Directors. There are two levels of benefits available under the special severance plan. The special severance plan provides severance benefits that are generally the same as those provided under the change in control agreements, except that the salary and bonus multiplier is either one or two depending upon the role and responsibility of the individual participant, and the period of continued medical and dental health benefits and outplacement services is either one or two years depending upon the role and responsibility of the participant. The Interim Final Regulations prohibited our NEOs and five next most highly compensated employees from receiving benefits under this plan for the period during which the Treasury Department held the CPP Preferred Shares.

Vesting of Stock Options and Restricted Stock

The Key Employee Incentive Stock Option Plan provides that outstanding options under such plans will vest immediately upon a change in control (as such term is defined in the change in control agreements). If any employee holding outstanding options under the plan is terminated, other than for cause, within two years following a change in control, the exercise period for such outstanding options will be extended to the full remaining term of the option.

The Zions Bancorporation 2005 Stock Option and Incentive Plan also provides that, upon a change in control, all awards shall fully vest and all restrictions on restricted stock will immediately lapse. If any employee holding outstanding options under the plan is terminated, other than for cause, disability, death, or retirement, within two years following a change in control, the employee will be entitled to exercise his or her options at any time thereafter until the earlier of the date 42 months after the date of termination of employment or the expiration date in the applicable award agreement.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Report of the Executive Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Executive Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

In addition, the Executive Compensation Committee certifies that:

•

in March 2012, it reviewed with senior risk officers of the Company the Company’s SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company; and

•

in October 2012, the Company again reviewed with senior risk officers of the Company employee compensation plans, including SEO incentive compensation plans, and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company, including the risk that any features of these plans would encourage the manipulation of reported earnings of Zions Bancorporation to enhance the compensation of any employee.

The certification above and the narrative below are being provided in accordance with the requirement of the Interim Final Rule.

Discussion of Risk Review and Assessment

The Executive Compensation Committee has engaged in a comprehensive review of the Company’s employee incentive plans in order to comply with the requirements of the Interim Final Rule. The Company’s senior risk officers, along with senior employees in the Company’s human resources, investments, credit, and legal departments, formed a work group to inventory and evaluate all of the Company’s employee incentive plans with regard to the categories of risk identified in the CPP Standards. Ultimately, the review focused upon those plans that were determined to have greater potential risk that could conceivably: (1) threaten the value of the Company; (2) encourage earnings manipulation; or (3) encourage pursuit of short-term gains without appropriate concern for risk. As a result the working group placed the greatest scrutiny on the lending, trading, and individual revenue generation incentive plans across the enterprise.

The working group assigned an overall risk rating to each incentive plan ranging from 1 (lowest risk) to 5 (highest risk). If an incentive plan received an overall risk rating of “5”, it would be deemed to require immediate modification through the implementation of additional controls or plan features designed to ensure the appropriate mitigation of the risks identified. Lower levels of risk would require varying levels of modification and review.

Criteria used by the working group to quantify the financial risks associated with the plans included, among others, the aggregate payout, participation rate, average individual payout, upside pay potential (leverage), and funding mechanism associated with each incentive plan.

The assessment of plan design risks focused on the performance metrics used in the plan, and considered whether they incorporated or adjusted for risk. The working group looked at the methods used with incentives, including how payouts were computed, the use of thresholds and caps, frequency of payment, clawbacks and the ability to exercise discretion to reduce payouts, particularly in the case of declining credit quality or financial performance. The working group also reviewed applicable risks and the time horizon over which these risks and related incentive compensation are realized to consider whether incentive plan payouts tied to the likely realization of business risks.

Finally, the working group reviewed the administrative risk components for each plan reviewed. Such components included oversight and monitoring, segregation of duties, and documentation.

SEO Compensation Arrangements

Annual Cash Bonus Program, Including Zions Bancorporation Management Incentive Plan

This is an annual cash incentive plan designed to support the Company’s strategic business objectives, promote the attainment of the Company’s financial plan, and reward the achievement of business unit and individual performance objectives. It governs the annual bonus payouts of the Company’s NEOs. Individual payouts are determined based on discretionary assessments of a wide variety of both qualitative and quantitative performance results.

The discretionary nature of this plan allows awards to be based on a comprehensive assessment of performance, including risk outcomes over the long term. This, in combination with a rigorous multi-layered review of all bonus decisions under the Plan ensures, in the view of the Executive Compensation Committee, the proper connection between performance and reward and discourages excessive or unnecessary risk taking that could potentially threaten the value of Zions Bancorporation or the manipulation of reported earnings.

Zions Bancorporation 2005 Stock Option and Incentive Plan

This Plan authorizes equity awards that can be granted to our employees. The primary risk under this Plan is that awards will inappropriately incent risk-taking since the value of awards is leveraged to the Company’s future performance. This Plan limits this risk by, among other features:

•	imposing an annual limit on the number of shares that may be granted to any single individual; and

•	requiring stock options to have an exercise price of fair market value on the date of grant.

The Company’s practice has generally been to require vesting over at least a three-year period, in order to encourage a longer term management perspective and to align the realization of value with a reasonably related time horizon for risk. The Committee believes that this plan reinforces long-term, rather than short-term, value creation. Further, as a result of these design elements, the Committee believes that the 2005 Stock Option and Incentive Plan does not encourage unnecessary or excessive risk-taking that threatens the value of the Company or the manipulation of earnings to enhance the compensation of any of the Company’s employees.

Employee Compensation Plans

In addition to the incentive plans for SEOs discussed above, there are various other employee compensation plans, some of which are discretionary in nature as to the amounts to be paid thereunder, some for which the amounts to be paid thereunder is based on a formula, some of which meet the requirements for commission compensation under the Interim Final Rule and others for which the amounts to be paid thereunder may be determined based on a combination of these approaches. All of these plans were reviewed by the working group as described above.

As a result of the review, it was determined that the risk management oversight and the internal controls embedded in each business unit, the discretionary nature of many of the compensation plans or the adjustments for risk included in the method used to determine the amounts to be paid thereunder, or a combination of these features, are key features that serve to ensure that the compensation plans do not encourage undesirable risk-taking activities or the manipulation of earnings.

This report was adopted March 15, 2013, by the Executive Compensation Committee of the Board of Directors.

Executive Compensation Committee

Steven C. Wheelwright, Chairman

R. D. Cash

Patricia Frobes

Roger B. Porter

Shelley Thomas Williams

COMPENSATION TABLES

2012 Summary Compensation Table

The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.

In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, Salary in 2012 is comprised of both cash salary and stock salary. In the “Bonus” column we detail the amount of the annual discretionary bonus or other bonuses paid to the NEO for 2012. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock and performance shares, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in footnote 17 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2012. Please also refer to the table in this Proxy Statement with the title “2012 Grants of Plan-Based Awards.”

We made grants of restricted stock or restricted stock units to selected NEOs in 2012. For these executives, the “Stock Awards” column displays the grant date fair value of the restricted stock. Vesting of restricted stock awards is conditioned on the participant’s continued employment with us. The awards were CPP compliant, and as such, no awards can vest within two years of grant except in the instance of death, disability or a change in control.

In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g. our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multi-year period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multi-year performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.

In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (1) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2012; and (2) any above-market or preferential earnings on nonqualified deferred compensation.

In the “All Other Compensation” column, we disclose the sum of the dollar value of:

•	perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000;

•	all “gross-ups” or other amounts reimbursed during the fiscal year for the payment of taxes, if any;

•	amounts we paid or that became due related to termination, severance, or change in control, if any;

•	our contributions to vested and unvested defined contribution plans; and

•	any life insurance premiums we paid during the year for the benefit of an NEO.

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2,3)	Option Awards ($)	Nonequity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)(5)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman, President and Chief Executive Officer Zions Bancorporation	2012 2011 2010	1,712,000 1,475,000 1,157,156	— — —	664,993 — 578,488	— — —	— — —	102,381 47,606 61,324	27,601 9,800 9,800	(6)	2,506,975 1,532,406 1,806,768

Doyle L. Arnold Vice Chairman and Chief Financial Officer Zions Bancorporation	2012 2011 2010	1,192,000 1,003,000 759,803	— — —	501,498 — 379,823	— — —	— — —	— — 96,655	20,941 9,800 9,800	(7)	1,714,439 1,012,800 1,149,426

Scott J. McLean Chief Executive Officer Amegy Bank N.A.	2012 2011 2010	990,000 852,000 617,031	— — —	389,990 — 308,452	— — —	— — —	— — —	24,994 15,800 16,050	(8)	1,404,984 867,800 941,533

David E. Blackford Chief Executive Officer California Bank & Trust	2012 2011 2010	990,000 846,000 650,640	— — —	354,994 — 325,265	— — —	— — —	8,699 16,593 14,282	32,060 21,440 22,100	(9)	1,385,753 884,033 1,012,287

Kenneth E. Peterson Executive Vice President and Chief Credit Officer Zions Bancorporation	2012 2011 2010	758,846 688,077 532,788	— — 1,100,000	704,492 — 325,005	— — —	— — —	— — —	16,393 10,358 3,923	(10)	1,479,731 698,435 1,961,716

(1)

2012 salary is comprised of cash salary and salary shares. The components of the NEOs’ 2012 total salary are displayed below. The stock salary is a form of compensation permitted under the Interim Final Rule. Salary shares were granted in bi-weekly installments during 2012 as fully vested restricted stock units. The salary shares granted in 2012 have been and will be settled in cash. These salary shares are not transferable until the transfer restrictions lapse. The transfer restrictions on the salary shares granted during the first half of 2012 lapsed on September 30, 2012. The transfer restrictions on the salary shares granted in the second half of 2012 will lapse on March 31, 2013.

	2012 Cash Salary	2012 Salary Shares	2012 Total Salary
Harris H. Simmons	$875,000	$837,000	$1,712,000
Doyle L. Arnold	542,000	650,000	1,192,000
Scott J. McLean	510,000	480,000	990,000
David E. Blackford	510,000	480,000	990,000
Kenneth E. Peterson	458,846	300,000	758,846

(2)

Grant values of restricted stock or restricted stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date.

(3)

Mr. Peterson received two restricted stock unit awards during 2012. According to the provisions of Mr. Peterson’s employment agreement, an award totaling $347,500 of restricted stock should have been granted to him in April 2011. The Company inadvertently failed to make this grant to him in accordance with its contractual obligation. To remedy the error, the Company awarded him $347,500 (or $347,492 as a result of rounding) on January 27, 2012, in reference to his service in 2011. Mr. Peterson’s employment contract also provided that he be awarded $357,000 in restricted stock in April 2012. Consistent with the provisions of the contract, the Company awarded Mr. Peterson $357,000 of restricted stock on April 27, 2012.

(4)	The net change in the accumulated present value of pension benefits for each NEO during 2012 was: Mr. Simmons, $102,381; and Mr. Blackford, $8,699.

(5)

Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2012.

(6)

All other compensation for Mr. Simmons consists of the following: (i) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $12,600 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus; and (ii) in 2010 and 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan.

(7)

All other compensation for Mr. Arnold consists of the following: (i) in 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $5,940 in contribution to the non-qualified Excess Benefit Plan and $101 for a Christmas bonus; and (ii) in 2010 and 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan.

(8)

All other compensation for Mr. McLean consists of the following: (i) for 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance and $2,662 in imputed income for club dues and $1,432 in imputed income for bank owned life insurance; (ii) for 2011, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,000 in annual car allowance; and (iii) for 2010, $9,800 in matching contributions to the Company’s tax-qualified defined contribution plan and $6,250 in annual car allowance.

(9)

All other compensation for Mr. Blackford consists of the following: (i) for 2012, $14,900 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $5,300 in contribution to the non-qualified Excess Benefit Plan, annual car allowance of $9,000, and a $2,860 allowance to cover annual club membership dues; (ii) for 2011, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $2,640 allowance to cover annual club membership dues; and, (iii) for 2010, the Company’s matching contributions to the tax-qualified defined contribution plans totaling $9,800, annual car allowance of $9,000, and a $3,300 allowance to cover annual club membership dues.

(10)

All other compensation for Mr. Peterson consists of the following: (i) in 2012, $14,792 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $1,500 in reimbursement for fitness club membership dues and $101 for a Christmas bonus; (ii) in 2011, $9,800 in matching contribution to the Company’s tax-qualified defined contribution plan and $558 in reimbursement for fitness club membership dues; and, (iii) in 2010, $3,923 in matching contribution to the Company’s tax-qualified defined contribution plan.

2012 Grants of Plan-Based Awards

In this table, we provide information concerning each grant of restricted stock or restricted stock units to an NEO in the most recently completed fiscal year. In 2012, no stock options or performance share awards were granted. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2012.

			Estimated Future Payouts Under Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Thresh-old (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)

Harris H. Simmons	Restricted Stock(1,2)	1/27/2012	—	—	—	—	39,372	—	—	664,993

Doyle L. Arnold	Restricted Stock(1,2)	1/27/2012	—	—	—	—	29,692	—	—	501,498

Scott J. McLean	Restricted Stock(1,2)	1/27/2012	—	—	—	—	23,090	—	—	389,990

David E. Blackford	Restricted Stock(1,2)	1/27/2012	—	—	—	—	21,018	—	—	354,994

Kenneth E. Peterson	Restricted Stock(1,3) Restricted Stock(1,3)	1/27/2012 4/27/2012	—	—	—	—	20,574 17,288	—	—	347,495 356,997

(1)

Restricted stock and restricted stock units were granted under the Zions Bancorporation 2005 Stock Option and Incentive Plan. The awards to Mr. Simmons and a portion of the awards to Mr. Arnold were made in the form of restricted stock so that they could pay all tax obligations related to the award at the time of grant rather than upon vesting as permitted under Internal Revenue Code Section 83(b). The awards made to Messrs. McLean, Blackford and Peterson and a portion of the awards made to Mr. Arnold were made in the form of restricted stock units. All awards are consistent with the requirements of the Interim Final Rule, and as such, no awards can vest within two years of grant except in the instance of death, disability or a change in control. Once the two year service requirement has been satisfied, the restricted awards vest 50 percent on the second anniversary of the grant, 25 percent on the third anniversary of the grant date, and the remaining 25 percent on the fourth anniversary of the grant date. In the event of a death, disability or change in control of the Company as defined in the plan, the restricted awards fully vest. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company and at least two years of service following the grant date, the restricted awards continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason. During the vesting period, restricted shares receive voting and dividend equivalent rights. Restricted stock units do not provide voting rights during the vesting period, but do have dividend equivalent rights.

(2)	The restricted stock and restricted stock units granted to Messrs. Simmons, Arnold, McLean and Blackford on January 27, 2012, were all in reference to their performance in 2011.

(3)

Mr. Peterson received two grants of restricted stock units during 2012. According to the provisions of Mr. Peterson’s employment agreement, an award totaling $347,500 of restricted stock should have been granted to him in April 2011. The Company inadvertently failed to make this grant to him in accordance with its contractual obligation. To remedy the error, the Company awarded him $347,500 on January 27, 2012, in reference to his service in 2011. Mr. Peterson’s employment contract also provided that he be awarded $357,000 in restricted stock in April 2012. Consistent with the provisions of the contract, the Company awarded Mr. Peterson $357,000 of restricted stock on April  27, 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table provides information concerning outstanding options, restricted shares, and performance shares as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award. In December 2010,

Messrs. Simmons, Arnold, McLean and Blackford, as well as the other members of the Company’s EMC, voluntarily surrendered their stock option grants from 2005-2007. No consideration or other compensation was provided in exchange for these surrendered stock options. These option grants had exercise prices ranging from $70.79 to $83.25 and were unlikely to realize value prior to their expiration dates.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock and restricted stock unit awards, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.

We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Harris H. Simmons	77,000	—	47.29	04/23/2015	7,466	159,772	—		—
	—	—			12,077	258,448

					39,372	842,561	—		—

	77,000	—			58,915	1,260,781	—		—

Doyle L. Arnold	67,000	—	47.29	04/23/2015	4,625	98,975	—		—
	190,000	—	27.98	08/14/2015	7,930	169,702

					29,692	635,409	—		—

	257,000	—			42,247	904,086	—		—

Scott J. McLean	9,407	—	48.66	06/25/2013	3,891	83,267	18,750	(3)	401,250
	9,407	—	67.12	06/25/2014	6,440	137,816	—		—
	10,975	—	58.26	05/18/2015	23,090	494,126	—		—
	21,000	—	47.29	04/23/2015			—		—
	89,250	29,750	27.98	08/14/2015			—		—

	140,039	29,750			33,421	715,209	18,750		401,250

David E. Blackford	44,000	—	47.29	04/23/2015	4,241	90,757	—		—
	95,000	—	27.98	08/14/2015	6,791	145,327

					21,018	449,785	—		—

	139,000	—			32,050	685,869	—		—

Kenneth E. Peterson		—			20,574	440,284	—		—
					17,288	369,963	—		—

	—	—			37,862	810,247	—		—

(1)

All options listed above are vested, except the stock options granted on August 15, 2008, to Mr. McLean, which had one tranche with remaining vesting as of December 31, 2012. All outstanding stock options have a seven year term, except for the option grants made to Mr. McLean in 2003-05, that were made prior to the acquisition of Amegy Bank and have ten year terms.

(2)	Based on closing market price on December 31, 2012, of $21.40 per share.

(3)

Mr. McLean was granted 25,000 performance shares in August of 2008. These performance shares have annual and cumulative performance goals based on the net income after tax results of Amegy Bank in the calendar years of 2009 thru 2012. As of December 31, 2012, the 2009, 2010 and 2012 performance shares had not vested, as reflected in the table. However, based on 2012 performance, the annual portion attributable to 2012 did vest after the financial results were verified in February 2013.

Option Exercises and Stock Vested in 2012

The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares that have vested; and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	19,543	363,234
Doyle L. Arnold	—	—	12,553	233,587
Scott J. McLean	—	—	17,305	313,003
David E. Blackford	—	—	11,030	204,967
Kenneth E. Peterson	—	—	—	—

(1)	We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2012 Pension Benefits Table

The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).

Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2012. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	502,693	—
	Excess Benefit Plan	21.46	345,086	—
	Supplemental Retirement Plan	N/A	130,517	—

David E. Blackford	Cash Balance Pension Plan	5.00	56,613	—
	Excess Benefit Plan	5.00	222,614	—

(1)

The Zions Bancorporation Pension Plan was frozen on December 31, 2002. As of that date, Messrs. Simmons and Blackford did not meet the age requirement to continue receiving service credits under this Plan. Accordingly, Mr. Simmons’ service credits remain at 21.46 years and Mr. Blackford’s service credits remain at 5.00 years.

Messrs. Arnold, McLean and Peterson are not eligible to participate in the Company’s defined benefit retirement programs.

Information regarding the Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2012 Nonqualified Deferred Compensation Table

The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2012.

The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2012. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.

The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2012, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.

The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/

Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.

The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2012.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	12,600	29,172	—	130,568
Doyle L. Arnold	—	5,940	166,889	(16,351)	1,357,723
Scott J. McLean	—	—	—	—	—
David E. Blackford	—	5,300	416,543	—	3,423,125
Kenneth E. Peterson	—	—	—	—	—

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.

For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $21.40.

Severance

Messrs. Simmons, Arnold, McLean and Blackford do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.

Under the Zions Bancorporation severance policy, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in bi-weekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”

The Company has entered into an employment agreement with Mr. Peterson pursuant to which the Company must pay certain benefits if his employment is terminated during the term of the Agreement. Refer to the section “Employment Agreements with Mr. Peterson” for a description of the agreement. Upon a termination of employment during the contract term by the Company “without cause” or by the executive for “good reason,” as those terms are defined in the agreements, Mr. Peterson would receive:

•	earned but unpaid cash salary and salary shares as well as accrued but unused vacation through the date of termination;

•

a lump sum cash payment equal to the sum of: (i) the amount of Mr. Peterson’s cash salary that would have been payable to him from the date of termination through the end of the contract term; (ii) any amount of the signing bonus that remains unpaid; (iii) the unpaid dollar amount of any salary shares that would have been payable to Mr. Peterson from the date of termination through the end of the contract term; and (iv) the unpaid dollar amount of any upfront restricted stock and annual restricted stock grant that the Company is obligated to grant to Mr. Peterson that has not yet been granted on the date of termination;

•	through the end of the contract period, the Company shall continue to provide medical, life insurance, dental and other welfare benefits to Mr. Peterson, his spouse and eligible dependents;

•	immediate vesting of all equity awards and Value Sharing Plan units; and

•	other benefits or payments that the Company is obligated, but has not yet paid or provided, to Mr. Peterson.

Accelerated Vesting of Long-Term Incentives

Presently, we have long-term incentive plan arrangements in place with our NEOs through time-vested stock options, restricted stock and restricted stock unit awards. Please also refer to the discussion of long-term incentives above under the heading, “Compensation Discussion and Analysis.”

Stock Options

Under provisions of our stock option plans, unvested stock options are generally forfeited by the executive for termination due to any event other than a change in control. In the case of a change of control, all unvested options immediately vest and may be exercised for up to 42 months following the change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the stock options continue to vest according to the original vesting schedule. Since all stock options held by the NEOs are out of the money as of December 31, 2012, no value is reflected in this table. Please refer to the section “Compensation Discussion and Analysis” for more information about our stock options.

Restricted Stock and Performance Shares

Restricted stock or restricted stock units were granted to NEOs in 2010 and 2012 These grants were CPP-compliant, and therefore, do not vest within two years of the grant except in the instance of a change in control for the 2010 grants and death, disability or a change in control for the 2012 grants. Mr. McLean also has performance shares outstanding. Since the CPP limitations on parachute payments are no longer in effect, acceleration of vesting would occur upon a change in control. Additionally, the vesting of the grants made in 2012 would accelerate upon the death or disability of the NEO. All unvested stock or units would be forfeited upon a termination for any other reason.

Retirement Plans

All of our NEOs are fully vested in all of their retirement benefits. These benefits are not enhanced based on circumstances regarding termination. Because the Company does not enhance the benefits payable under any of its retirement plans if the employment of one of the NEOs terminates, we do not report any amount in respect of these plans in the table below. We report additional information regarding our retirement plans above under the headings, “Compensation Discussion and Analysis” and “2012 Pension Benefits Table,” and in the “2012 Nonqualified Deferred Compensation Table.”

Miscellaneous Benefits

Under the Company’s change in control agreements and the employment agreement with Mr. Peterson, which are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. Mr. Peterson’s employment agreement provides for continuation of medical, life insurance and other welfare benefits for the remainder of the contract term in the instance of certain terminations of employment. The conditions to the Company’s obligations under the change in control arrangements and employment agreements are discussed above.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)		Death or Disability ($)		For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)		Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)

Harris H. Simmons
Severance	—		—		—	875,000	(1)	3,104,530	(2)(3)
Accelerated Vesting of Long-Term Incentives	—		842,561	(8)	—	—		1,260,781	(4)
Retirement Plans	—		—		—	—		30,000	(5)
Other Benefits	—		—		—	—		29,064	(6)

Doyle L. Arnold
Severance	—		—		—	542,000	(1)	1,890,239	(2)(3)
Accelerated Vesting of Long-Term Incentives	—		635,409	(8)	—	—		904,086	(4)
Retirement Plans	—		—		—	—		30,000	(5)
Other Benefits	—		—		—	—		29,064	(6)

Scott J. McLean
Severance	—		—		—	510,000	(1)	1,624,641	(2)(3)
Accelerated Vesting of Long-Term Incentives	—		494,126	(8)	—	—		1,116,459	(4)
Retirement Plans	—		—		—	—		30,000	(5)
Other Benefits	—		—		—	—		29,064	(6)

David E. Blackford
Severance	—		—		—	510,000	(1)	1,685,399	(2)(3)
Accelerated Vesting of Long-Term Incentives	—		449,785	(8)	—	—		685,870	(4)
Retirement Plans	—		—		—	—		30,000	(5)
Other Benefits	—		—		—	—		19,814	(6)

Kenneth E. Peterson
Severance	155,000	(7)	155,000	(7)	—	465,000	(1)(7)	2,373,610	(2)(3)
Accelerated Vesting of Long-Term Incentives	—		810,247	(8)	—	—		810,247	(4)
Retirement Plans	—		—		—	—		30,000	(5)
Other Benefits	467	(7)	—		—	2,813	(7)	1,956	(6)

(1)

The Zions Bancorporation Severance Policy for executive officers provides four weeks salary for each $10,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced above what any other employee would be due as a result of the termination occurrence.

(2)

Under the Company’s change in control agreements, upon a change in control, severance for the NEO will consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

(3)

The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual discretionary bonus. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Simmons, Arnold, McLean, Blackford and Peterson in order to avoid the imposition of excise taxes.

(4)

The Company’s change in control agreements provide for acceleration of vesting on outstanding stock options, restricted stock, restricted stock units and performance shares. This figure represents the total value of the long-term incentives assuming acceleration as of December 31, 2012.

(5)

Under the Company’s change-in-control arrangements, participants are entitled to receive an amount equal to the amount the Company would have contributed to each NEOs account under the Company’s 401(k) plan as a matching contribution had they remained employed by the Company for three years after the date of termination and had the executive made the maximum elected deferral contribution. This amount reflects the maximum employer contribution of four percent applied to the compensation limit ($250,000) imposed by Sections 415 and 401(a)(17) of the Code.

(6)

Under the Company’s change in control agreements, participants are entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation.

(7)

The employment contract for Mr. Peterson specifies that the executive is entitled to the continuation of salary, medical, dental, life insurance and other welfare benefits for the remainder of the term of the agreement in the event of certain employment terminations. These figures represent the potential cost of fulfilling these obligations. The amount displayed for Mr. Peterson upon an involuntary termination without a change in control assumes the payment is determined under the terms of the severance plan, which provides a higher amount than would be due under his employment agreement.

(8)

The restricted stock and restricted stock units granted in 2012 contain a provision to accelerate vesting in the instance of death or disability. These figures represent the potential value of this acceleration as of December 31, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Ordinary Course Loans

Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2012. Such loans were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collection or have other unfavorable features.

Related Party Transactions Policy

In January 2007, the Board approved a Related Party Transaction Policy. This policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as five percent or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. Ordinary course loans having the characteristics described under the heading “Ordinary Course Loans,” are to be reviewed, approved or ratified in accordance with the policies and procedures of the Company and its subsidiaries for extensions of credit covered by Regulation O of the Federal Reserve. The only transactions occurring in 2012 for which disclosure was required under Item 404(a) were ordinary course loans, all of which were made in accordance with the Company’s Regulation O policies and procedures.

COMPENSATION OF DIRECTORS

Our Board of Directors establishes director compensation. The Executive Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

Cash Compensation

Each of our outside directors receives a $35,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees receive $1,250 for each committee meeting they attend. The chairman of the Audit Committee receives an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $7,500 annual retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

Director Stock Program

Nonemployee directors were granted restricted stock in 2012. The amount of restricted stock was determined by dividing $70,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

Deferred Compensation Plan for Nonemployee Directors

We maintain a Deferred Compensation Plan for Directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board of Directors. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.

Mr. Heaney serves as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintains a deferred compensation plan for Amegy Bank directors, pursuant to which a director may elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the board, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2012 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the “All Other Compensation” column.

2012 Director Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	80,750	70,005	—	—	—	150,755
R.D. Cash	67,750	70,005	—	—	—	137,755
Patricia Frobes	70,000	70,005	—	—	—	140,005
J. David Heaney	69,000	70,005	—	—	23,126	162,131
Roger B. Porter	70,250	70,005	—	—	—	140,255
Stephen D. Quinn	86,500	70,005	—	—	—	156,505
L. E. Simmons	56,500	70,005	—	—	—	126,505
Steven C. Wheelwright	68,750	70,005	—	—	—	138,755
Shelley Thomas Williams	77,000	70,005	—	—	—	147,005

(1)

Harris H. Simmons, the Company’s Chairman, President and CEO is not included in this table because he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 35.

(2)	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

(3)

Grants of 3,648 shares of restricted stock were made to each director effective May 29, 2012, under the 2005 Stock Option and Incentive Plan, which vested six months from the date of grant. The fair market value on the date of grant was $19.19 per share.

(4)

The directors’ restricted stock and stock option awards outstanding as of December 31, 2012, are set forth in the table below, and are also included in the “Common Shares Beneficially Owned” column of the table on page 49. With the exception of 2,508 of Mr. Heaney’s stock options, the options listed are all priced below current fair market value.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2012
Jerry C. Atkin	—	27,800	4,000
R.D. Cash	—	27,800	4,000
Patricia Frobes	—	27,800	—
J. David Heaney	—	18,308	—
Roger B. Porter	—	27,800	4,000
Stephen D. Quinn	—	27,800	4,000
L. E. Simmons	—	27,800	4,000
Steven C. Wheelwright	—	23,800	—
Shelley Thomas Williams	—	27,800	4,000

PRINCIPAL HOLDERS OF VOTING SECURITIES

Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of five percent or more of the common stock of the Company as of December 31, 2012.

Name and Address	Type of Ownership	Common Stock
		No. of Shares	% of Class
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	Beneficial	14,108,969	7.66%

Wells Fargo and Company(1) 420 Montgomery Street San Francisco, CA 94104	Beneficial	12,740,804	6.92%

The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	10,614,424	5.76%

State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	9,830,598	5.34%

Invesco Ltd. (1) 1555 Peachtree Street NE Atlanta, GA 30309	Beneficial	9,498,193	5.16%

(1)

Shares reported are predominately owned by a variety of affiliate investment advisors (such as Wells Fargo’s Metropolitan West Capital Management, which owns 11.4 million shares, or 89 percent of the Wells Fargo cumulative position); such positions are considered by the Company to be passive investments.

The following table shows the beneficial ownership, as of March 20, 2013, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 20, 2013.

Directors and Officers	Common Shares Beneficially Owned		% of Class	Series A Floating-Rate Non-Cumulative Perpetual Preferred (3)*	9.50% Series C Non-Cumulative Perpetual Preferred(3)*	Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred (3)*
Doyle L. Arnold	354,559		*	3,000	7,521	12,000
Jerry C. Atkin	69,487		*	—	—	—
David E. Blackford	175,798		*	—	—	—
R. D. Cash	94,357		*	—	6,000	—
Patricia Frobes	52,187		*	—	12,000	—
J. David Heaney	104,519		*	—	—	—
Scott J. McLean	271,705		*	—	—	—
Kenneth E. Peterson	1,735		*	—	—	—
Roger B. Porter	89,616		*	—	—	—
Stephen D. Quinn	58,765		*	—	—	200,000
Harris H. Simmons	1,551,470	(1)(2)	*	—	16,500	—
L. E. Simmons	1,105,010	(1)	*	—	155,880	—
Shelley Thomas Williams	43,187		*	—	—	—
Steven C. Wheelwright	49,008		*	—	—	—
All directors and officers as a group (27 persons)	4,922,705		2.65%	3,000	215,901	218,000

*	Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than one percent of each class of the outstanding preferred shares.

(1)

Totals include 181,449 shares attributed to each individual through serving as a director in a company holding such shares. Although each of L.E Simmons and Harris Simmons is attributed ownership of the full number of shares shown, each such person owns 1/6th of the company holding such shares.

(2)

Of the total shares owned by Harris Simmons, as of the record date of this Proxy Statement, 759,842 shares are held in brokerage accounts, which may from time to time, together with other securities held in these accounts, serve as collateral for margin loans made from such accounts.

(3)	Number of depositary shares, each representing 1/40th of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS

The following ten persons are nominated for election as directors for a one year term:

Jerry C. Atkin

R. D. Cash

Patricia Frobes

J. David Heaney

Roger B. Porter

Stephen D. Quinn

Harris H. Simmons

L.E. Simmons

Steven C. Wheelwright

Shelley Thomas Williams

Biographical information for each of the nominees is set out in the section entitled “Our Board of Directors—Director Nominees” at page 3 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.

We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2012 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee beginning at page 12 of this Proxy Statement.

Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2013.

The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2012
EXECUTIVE COMPENSATION (“SAY ON PAY”)

We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2013 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.

Recommendation of the Board:

The Board unanimously recommends that shareholders approve the following resolution:

RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2012 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.

The Company’s executive compensation programs historically were performance-based with strong long-term performance elements. During the Company’s participation in the CPP, we were required to modify our executive compensation programs, which reduced the performance-based compensation elements of the programs and the cash-based elements of performance-based compensation. Notwithstanding these required changes, the compensation of our named executive officers during the Company’s participation in the CPP continued to reflect the Company’s general policy of tying compensation to performance. Due to the Company’s improved financial performance during 2012, the Committee awarded our named executive officers CPP-compliant restricted stock that brought their 2012 total compensation, in the aggregate, to a level that is eight percent below the projected 2012 market median of similarly situated executives at peer firms. As detailed above in the section entitled “Compensation Discussion and Analysis,” the Board believes that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2012.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2012 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.

As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon our Board of Directors. In addition, the shareholder vote may not be construed as overriding a decision by our Board, nor will it create or imply any additional fiduciary duty by our Board. Our Executive Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2012, the Executive Compensation Committee considered the shareholder ratification at our 2012 annual meeting of the compensation paid to our named executive officers for 2011.

We are required under current law to hold this advisory Say on Pay vote at least once every three years. Our shareholders have the right as set forth in Proposal 4 below to cast an advisory vote this year regarding the frequency in subsequent years of this Say on Pay vote.

Proposal 4: ADVISORY (NONBINDING) VOTE ON FREQUENCY OF FUTURE SAY ON PAY VOTES ON EXECUTIVE COMPENSATION (“SAY ON FREQUENCY”)

Pursuant to Section 14A(a)(2) of the Exchange Act, we are providing our shareholders with this opportunity to cast a nonbinding vote to determine whether the Say on Pay vote described in Proposal 3 should occur each year, every two years, or every three years. Shareholders also have the option to abstain from voting on the matter.

Recommendation of the Board:

After careful consideration, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory Say on Pay vote. The Board believes that an annual advisory vote on executive compensation will allow our shareholders to formally and consistently provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. The Board has also considered the practices of its peers and other similarly situated companies, a large majority of which have adopted annual Say on Pay votes with the support of their respective shareholders.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstention when you vote in response to the following resolution:

RESOLVED, that the Say on Frequency vote option (a vote held once every one, two or three years) that receives the highest number of votes cast in response to this Resolution will be determined to be the frequency preferred by shareholders for the Company to hold its shareholder advisory vote to approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

The Board unanimously recommends that shareholders vote to hold Say on Pay advisory votes

ANNUALLY until the Board next solicits shareholder input on frequency.

Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote when making future decisions on the frequency of Say on Pay votes. In accordance with Section 14A(a)(2) of the Exchange Act, the Company will include a Say on Frequency vote in its proxy statement no less than once every six years.

Proposal 5: SHAREHOLDER PROPOSAL REGARDING POLICY TO REQUIRE BOARD CHAIRMAN INDEPENDENCE

Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 901 common shares. In accordance with applicable proxy regulations, Mr. Armstrong’s proposed resolution and supporting statement are set forth below in the form that we received it:

Statement of the Proposing Shareholder

RESOLUTION

That the shareholders of ZIONS BANCORPORATION request its Board of Directors to establish a policy requiring that the Board’s chairman be an “independent director,” as defined by the rules of the New York Stock Exchange and National Association of Securities Dealers, and who has not previously served as an executive officer of ZIONS BANCORPORATION.

This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as Chairman.

STATEMENT

The proponent of this proposal is a longterm [sic] shareholder of ZIONS BANCORPORATION, having owned shares since 1971, and presented this proposal in last year’s annual meeting of KeyCorp where it received a majority vote of shareholders and had been recommended by governance consultants. It also received a majority vote in last year’s meeting of Sempra Energy, a large utility on the west coast.

When only one person serves as Chairman of the Board, President, and Chief Executive Officer, that person may be accountable only to that person. The proponent believes that greater accountability is beneficial to good business practices and could have prevented the 2008 problems which caused earnings to slide and dividends to be reduced to just a penny a share per quarter—that is a 97.67% reduction and per share equity has been greatly diluted as additional shares have been issued at low prices.

The proponent believes that it should be apparent that the person serving as Chairman, President, and CEO was likely a part of the problem which he has failed to correct and that additional leadership could have created accountability and improved performance. He is familiar with the problems which originated under that person and believes these occurred because the Board of Directors had failed to appoint an “independent” chairman to monitor his performance.

Norges Bank Investment Management has stated in support of a similar proposal:

“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board. Approximately 43% of S&P 1500 companies have separate CEO and Chairman positions.

“The Board should be led by an independent Chairman. Such a structure will put the Board in a better position to make independent evaluations and decisions, hire management, decide a remuneration policy that encourages performance, provide strategic direction and support management in taking a long-term view in development of business strategies. An independently led board is better able to oversee and give guidance to corporation executives, help prevent conflict or the perception of conflict, and effectively strengthen the system of checks-and-balances with corporate structure and thus protect shareholder value.”

If you agree, please vote “FOR” this proposal.

Statement of the Company’s Board of Directors

The Board has considered this proposal and recommends a vote AGAINST this proposal primarily for the following reasons:

•	The Company’s Corporate Governance Guidelines, composition of the Board, and appointment of an independent Presiding Director already provide effective independent oversight of management;

•

If adopted, the shareholder’s proposal would unnecessarily and unwisely restrict the Board’s ability to select the director most suited to serve as chairperson of the Board based on criteria the Board deems to be in the best interests of the Company and its shareholders; and

•	Our shareholders rejected a similar proposal on chairperson independence in 2010.

First, as discussed in the section entitled “Board of Directors and Corporate Governance—Board Leadership Structure” beginning on page 6 of this Proxy Statement, the Company’s Corporate Governance Guidelines, strong emphasis on board independence, and appointment of an independent Presiding Director all provide effective oversight of management. Under our current structure, eight of the ten director nominees are independent under Nasdaq rules and the Company’s Corporate Governance Guidelines. All five of our standing Board committees are chaired by independent directors, and our key Audit, Executive Compensation, and Nominating and Corporate Governance Committees are composed entirely of independent directors. Further, the Board and its committees each meet in executive session on a regular basis without the presence of management, and Board members have free access to management and outside advisors. The Company’s Presiding Director is appointed by the Board’s other independent directors to provide active, ongoing, independent Board leadership. The Presiding Director has clearly defined responsibilities, including:

•	Discussing with other directors any concerns they may have about the Company and its performance and relaying those concerns, where appropriate, to the full Board;

•	Consulting with our CEO regarding the concerns of directors or senior executives;

•	Reviewing and approving Board meeting agendas;

•	Being available for consultation with senior executives regarding any concerns such executives might have;

•	Communicating with shareholders;

•	Presiding at executive sessions of the Board; and

•	Calling meetings of our independent directors.

As a result, the Board believes the Company and its management already receive substantial oversight from its current board structure. A policy mandating an independent chairperson is unnecessary to achieve effective independent leadership and management oversight.

Second, our Bylaws and Corporate Governance Guidelines permit but do not require the roles of Board chairperson and Chief Executive Officer to be filled by different individuals. This flexibility enables the Board to use its business judgment to select the best leadership structure to meet the Company’s and shareholders’ interests over time. At present, the Board believes that these interests are best served by having Harris Simmons hold both positions, due in large part to the benefits of leveraging Mr. Simmons’ unique experience, qualifications and ability to act as a valuable bridge between management and the Board. If the shareholder’s proposal were adopted, the Board would not be free to realize fully the substantial benefits that arise from Mr. Simmons’ perspective and leadership that he has developed over nearly 40 years of experience with the Company, and more than two decades of service as our CEO.

Finally, at our annual meeting of shareholders in 2010, shareholders voted on a similar proposal to separate the roles of chairperson and CEO. Fifty-nine percent of the votes cast at that meeting voted against such a change, evidencing shareholder support for our current combined leadership structure.

In summary, the Board opposes this proposal because the Board believes the Company and its management already receives substantial independent oversight; and if the proposal is adopted, it would unnecessarily and unwisely restrict, to the detriment of the Company and its shareholders, the Board’s ability to select the most qualified person to provide leadership to the Board as circumstances evolve over time.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting,

the Board unanimously recommends that shareholders

vote “AGAINST” the proposal.

If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal will be required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2012 and 2011.

Audit Fees

Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2012, and 2011, totaled approximately $4.35 million and $3.92 million, respectively.

Audit-Related Fees

Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2012, and 2011, totaled approximately $190,000 and $210,000, respectively.

Tax Fees

Tax fees include corporate tax compliance, planning and advisory services. The Company did not incur fees for such services from Ernst & Young LLP for the years ended December 31, 2012 or 2011.

All Other Fees

All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $0.01 million for each of the years ended December 31, 2012, and 2011.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services and all other services performed by the independent registered public accounting firm. There were no services or fees in 2012 or 2011 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of such information, the Company believes that for the period from January 1, 2012 through December 31, 2012, its officers and directors were in compliance with all applicable filing requirements, except as described below.

Messrs. Abbott and Hume filed one late report on option shares granted, and all members of the Executive Management Committee filed late reports on salary shares granted between March 9, 2012 and August 24, 2012 (each due to Company oversight).

OTHER BUSINESS

Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our Secretary at least 120 days but not more than 150 days before the date of our proxy statement released to our shareholders in connection with the annual meeting for the preceding year. We must receive proposals from our shareholders on or before December 12, 2013, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2014 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.

The notice of a proposal must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company,

•	the text of the proposal to be presented, and

•	a brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal.

The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	the shareholder’s name, address, and share ownership of the Company,

•	the name of the person to be nominated,

•	the name, age, business address, residential address, and principal occupation or employment of each nominee,

•	the nominee’s signed consent to serve as a director of the Company, if elected,

•	the number of shares of the Company owned by each nominee,

•	a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made, and

•	such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our Corporate Secretary.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Shareholders interested in communicating directly with the Presiding Director, the Chairman of our Executive Compensation Committee, or with our directors as a group, or persons interested in communicating complaints concerning accounting, internal controls, or auditing matters to our Audit Committee, may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 15th Floor, Salt Lake City, Utah 84133-1109. Our Board of Directors has approved a formalized process for handling letters we receive that are addressed to members of the Board. Under that process, our Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit Department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include an internal “hot line” to our outside counsel that is available to employees for purposes of reporting alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice of Internet Availability of Proxy Materials for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice of Internet Availability of Proxy Materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE

Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot, and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured Web site. To vote by telephone or Online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April  12, 2013.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the

Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2012.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S 2013 ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 15th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

ZIONS BANCORPORATION – ONE SOUTH MAIN STREET, 15th FLOOR – SALT LAKE CITY, UTAH 84133-1109

(801) 524-4787

www.zionsbancorporation.com

ZIONS BANCORPORATION

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

CONTROL # → 000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

	1 year	2 years	3 years	Abstain
4 To recommend, by non-binding vote, the frequency of the shareholder non-binding vote to approve executive compensation.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000170153_1 R1.0.0.51160

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors 1a. Jerry C. Atkin 1b. R. D. Cash 1c. Patricia Frobes 1d. J. David Heaney 1e. Roger B. Porter 1f. Stephen D. Quinn 1g. Harris H. Simmons 1h. L.E. Simmons 1i. Shelley Thomas Williams 1j. Steven C. Wheelwright For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. 2 Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company’s financial statements for the current fiscal year. 3 Approval, on a nonbinding advisory basis, of the compensation paid to the company’s named executive officers with respect to the fiscal year ended December 31, 2012. The Board of Directors recommends you vote 1 YEAR in response to the following proposal: 1 year 4 To recommend, by non-binding vote, the For Against Abstain frequency of the shareholder non-binding vote to approve executive compensation. The Board of Directors recommends you vote AGAINST the following proposal: 5 That the shareholders request the Board of Directors to establish a policy requiring that the Board’s chairman be an “independent director.” 2 years 3 years Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 0000170153_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . ZIONS BANCORPORATION Annual Meeting of Shareholders May 24, 2013, 1:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) A. Scott Anderson and Doyle L. Arnold, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 01:00 PM, MDT on 5/24/2013, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000170153_2 R1.0.0.51160